UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LSC Communications, Inc.

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2018 ANNUAL MEETING OF STOCKHOLDERS MEETING NOTICE AND PROXY STATEMENT LSC COMMUNICATIONS, INC.

Thursday, May 17, 2018 • 10 a.m. Central Time 10th Floor Conference Center, 191 N. Wacker Drive, Chicago, Illinois 60606

LETTER FROM OUR LEAD DIRECTOR

DEAR FELLOW STOCKHOLDERS,

Thank you for your investment in LSC Communications and for trusting the Board of Directors to oversee your interests in our business. Our Board understands that it is elected by you, the stockholders, to oversee the long-term health and overall success of our Company.

It has been my privilege to serve as LSC’s Lead Director this year, working with a group of highly-engaged and knowledgeable directors who are strongly attuned to their roles as your fiduciaries. I would like to reflect on 2017, our first full year as a public company, and the many ways in which our Board worked together to provide independent oversight of management and represent your interests throughout the year.

Independent Board Oversight

Our Board is composed of fully independent directors, with the exception of Tom Quinlan, our Chairman and Chief Executive Officer. The skills each of our directors bring to the Board reflect the deep expertise essential to effective oversight of our business, including operational leadership, governance, strategy and extensive experience in finance, sales, marketing and information technology.

In 2017, our directors utilized their deep knowledge and diverse backgrounds to work with management in its oversight of the Company’s corporate strategy. Additionally, we reviewed specific business and organizational initiatives, capital allocation priorities and business development opportunities. We continued our efforts to take the pulse of our Company by inviting our business leaders to participate in Board meetings throughout the year. With visits to our facilities and employees in Las Vegas, Nevada, Spartanburg, South Carolina and Bolingbrook, Illinois we were committed to asking the tough questions. In addition, our Board and its committees were involved in overseeing enterprise risk management, including risk priorities and developments that could impact our business and we also looked to the future by our ongoing review of director and management succession planning.

On top of our focus on the financial and operational performance of the Company, our Board also oversees other important Company initiatives and functions, including our safety, sustainability and ethics programs, in order to ensure that our Company’s culture aligns with our strategy and operates in the best interest of our stockholders.

Independent Board Leadership

As Lead Director, I work closely with our Chairman and Chief Executive Officer and other members of management to ensure that an active dialogue exists between our independent directors and management. In addition, in my role as Lead Director, I contribute to the development of, and approval of, Board meeting schedules, agendas, and materials. I attend each Board and Board committee meeting and also preside over the executive sessions of the Board held with our independent directors. Further, I am responsible, along with the Chairman of our Human Resources Committee, for leading the independent directors’ evaluation of the effectiveness of our Chief Executive Officer.

Good Governance Practices

As directors, we remain accountable to you through a variety of governance practices that are informed by our ongoing engagement with our stockholders. The Corporate Responsibility & Governance Committee of the Board, consisting of independent directors, oversees our annual multi-step self-evaluation process, which provides directors an opportunity to assess the Board, the Board committees and each individual director. Whereas our independent directors serving on the Human Resources Committee establish and monitor the Company’s overall executive compensation strategy to ensure that executive officer compensation supports the Company’s business objectives. Please see the Company Information — Corporate Governance and Compensation Discussion & Analysis sections of this proxy statement for more details on these and other governance highlights.

Our Board remains committed to serving your interests in 2018 and thanks you for your continued engagement and support of our Company.

Sincerely,

Judith H. Hamilton

Lead Director

April 10, 2018

LSC COMMUNICATIONS, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 17, 2018
Time:	10 a.m. Central time
Place:	10th Floor Conference Center 191 N. Wacker Drive Chicago, Illinois 60606
Items of Business:

+ To elect six nominees identified in this proxy statement for a one-year term as directors

+ To approve, on an advisory basis, the Company’s executive compensation

+ To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

+ To conduct any other business if properly raised

Record Date:	The close of business on March 29, 2018

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the annual meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You will find instructions on how to vote beginning on page 7. Please vote, by signing, dating and returning the enclosed proxy card or voting instruction card in the envelope provided, calling the toll-free number or logging on to the internet — even if you plan to attend the annual meeting. You may revoke your proxy at any time before it is exercised.

Most stockholders vote by proxy and do not attend the annual meeting in person. However, as long as you were a stockholder at the close of business on March 29, 2018, you are invited to attend the annual meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the Company will be admitted to the annual meeting.

By Order of the Board of Directors

Suzanne S. Bettman

Secretary

April 10, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders To Be Held on May 17, 2018

This proxy statement and our annual report to stockholders are available on the Investors portion of our website at www.lsccom.com. On this site, you will also be able to access our 2017 annual report on Form 10-K for the fiscal year ended December 31, 2017, and all amendments or supplements that are required to be furnished to stockholders.

2018 Proxy Statement | LSC COMMUNICATIONS, INC

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54

REPORT OF THE AUDIT COMMITTEE	54

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM-FEES	55

SUBMITTING STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING	55

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS	56

      LSC COMMUNICATIONS, INC | 2018 Proxy Statement

PROXY SUMMARY

PROXY SUMMARY

This summary highlights certain information from our proxy statement for the 2018 Annual Meeting of Stockholders. You should read the entire proxy statement carefully before voting.

2018 ANNUAL MEETING INFORMATION

Date:	Thursday, May 17, 2018
Time:	10 a.m. Central time
Place:	10th Floor Conference Center 191 N. Wacker Drive Chicago, Illinois 60606
Record Date:	The close of business on March 29, 2018

For additional information about voting, see Questions and Answers About How to Vote Your Proxy.

MATTERS TO BE VOTED ON AT OUR 2018 ANNUAL MEETING

	Board Recommendation	Page
Proposal 1: Election of Directors	FOR each of our nominees	2
Proposal 2: Advisory Vote to Approve Executive Compensation	FOR	4
Proposal 3: Ratification of Independent Registered Public Accounting Firm	FOR	6

Company Background

On October 1, 2016, R. R. Donnelley & Sons Company (“RR Donnelley” or “RRD”) effected its previously-announced intention to separate into three independent public companies: Donnelley Financial Solutions, Inc. (“Donnelley Financial” or “DFS”), LSC Communications, Inc. (“LSC,” “LSC Communications,” “we,” “our,” “us” and the “Company”) and RR Donnelley. The separation (the “Separation”) was effected when RRD distributed on a pro rata basis to holders of its common stock at least 80% of the outstanding shares of LSC common stock (the “Distribution”). See Certain Relationships and Related Party Transactions for more information regarding Separation-related agreements. Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “LKSD.”

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      1

PROPOSALS

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL SUMMARY

Proposal 1: The election of six nominees identified in this proxy statement for a one-year term as directors

Board Recommendation: The Board recommends that stockholders vote FOR each of our nominees; only directors that receive a majority of the votes cast FOR their election will be elected

Our Certificate of Incorporation provides for a classified board consisting of three classes of directors. Class I directors served until the first annual meeting of stockholders following the Separation (which was held on May 18, 2017), and our stockholders elected their successor directors to one-year terms until the 2018 Annual Meeting of Stockholders. Class II directors serve until the second annual meeting of stockholders following the Separation (which will be held on May 17, 2018), and our stockholders will elect their successor directors to one-year terms at the 2018 Annual Meeting of Stockholders. Class III directors, which together with Class I directors and Class II directors are referred to as the “Initial Directors,” serve until the third annual meeting of stockholders following the Separation, which will be held in May 2019. Following the expiration of the Class III directors’ initial three-year term, our stockholders will elect their successor directors to one-year terms. Our Certificate of Incorporation provides that our Board of Directors (the “Board”) fully declassifies upon the expiration of the terms of our Class III directors.

Our By-laws provide that directors are elected to the Board by a majority of the votes cast, except in contested elections, wherein directors are elected to the Board by a plurality of the votes cast.

In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the annual meeting.

In 2017 the Board met ten times. Each director of the Company during 2017 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

The names of the nominees, along with their present positions, their career highlights, current directorships held with other public companies, as well as public directorships during the past five years, other affiliations, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Thomas J. Quinlan III, 55 Chairman, Chief Executive Officer and President Director since: 2016 Current Public Directorships: None Former Public Directorships: RR Donnelley	Key Experience and Qualifications

Mr. Quinlan’s extensive experience at RR Donnelley and now LSC provides the Board with expertise in the printing and office products industries, especially with respect to business integration strategies needed to achieve our Company’s business plan. He also brings to the Board his familiarity with a broad range of operational issues, including sales, manufacturing and corporate staff functions, as a result of his many experiences in management roles across several industries.

Career Highlights

+  Chairman of the Board, Chief Executive Officer and President of the Company since October 2016

+  Chief Executive Officer and President of RR Donnelley from April 2007 to October 2016

+  Other positions at RR Donnelley from 2004 to April 2007 including Group President, Global Services, Chief Financial Officer and Executive Vice President, Operations

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PROPOSALS

M. Shân Atkins, 61

Director since: 2016

Current Public Directorships:

Darden Restaurants, Inc.

SpartanNash Company

SunOpta Inc.

Former Public Directorships:

The Pep Boys—Manny, Moe & Jack

Tim Hortons Inc.

Shoppers DrugMart Corporation

Other Affiliations:

True Value Company

Key Experience and Qualifications

Ms. Atkins has extensive experience in finance and accounting and in developing and executing strategic and operating plans for major consumer and retail organizations. She also has considerable corporate governance experience through years of service on the boards of other companies.

Career Highlights

+  Full time independent director

+  Co-founder and Managing Director of Chetrum Capital LLC, a private investment firm from 2001 to 2017

+  Various executive positions with Sears, Roebuck & Company, a North American retailer, from 1996 to 2001

+  A leader in the consumer and retail practice at Bain & Company, an international management consultancy, from 1982 to 1996

+  Began career as a public accountant at what is now PricewaterhouseCoopers LLP, an accounting firm

Margaret A. Breya, 56 Director since: 2016 Current Public Directorships: None Former Public Directorships: Jive Software, Inc. Other Affiliations: InCorta, Inc. NSONE, Inc.	Key Experience and Qualifications
Ms. Breya’s extensive experience brings marketing, operations and enterprise software expertise to the Board.

Career Highlights

+  Chief Operating Officer of Ionic Security Inc. since January 2016

+  Chief Marketing Officer and Executive Vice President of Market Development at Informatica Corporation, a leading independent provider of enterprise data integration and data quality software and services, from December 2012 to August 2015

+  Various positions of increasing responsibility in operations and marketing at Hewlett-Packard Company, a global provider of products, technologies, software, solutions and services, from 2010 to 2012

+  Various positions of increasing responsibility at SAP AG, an enterprise software company, from 2006 to 2010

Thomas F. O’Toole, 60

Director since: 2016

Current Pubic Directorships:

Alliant Energy Corporation (and its wholly owned subsidiaries Wisconsin Power and Light Company and Interstate Power and Light Company)

Extended Stay America, Inc.

Former Public Directorships:

None

Other Affiliations:

Corporation for Travel Promotion

Key Experience and Qualifications

Mr. O’Toole has extensive experience in leadership, customer perspectives and information systems, and provides the Board with a combination of abilities and unique insights into its strategy and operations.

Career Highlights

+  Senior Fellow and Clinical Professor of Marketing at the Kellogg School of Management at Northwestern University since November 2016 and a Senior Advisor at McKinsey and Company since January 2017

+  Senior Vice President, Chief Marketing Officer of United Airlines and President of MileagePlus for United Continental Holdings, Inc., a global air carrier, from 2015 to December 2016; Senior Vice President, Marketing and Loyalty and President, MileagePlus from 2012 to 2015; Chief Operating Officer, Mileage Plus Holdings, LLC from 2010 to 2012; and Senior Vice President and Chief Marketing Officer in 2010

+  Advisor with Diamond Management & Technology Consultants, a management and technology consulting firm, from 2009 to 2010

+  Various positions of increasing responsibility at Hyatt Hotels Corporation from 1995 to 2008, including Chief Marketing Officer and Chief Information Officer

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      3

PROPOSALS

Douglas W. Stotlar, 57

Director since: 2016

Current Public Directorships:

AECOM

Reliance Steel & Aluminum Co.

Former Public Directorships:

URS Corporation

Con-way Inc.

Other Affiliations:

Stone Canyon Packaging, LLC

Key Experience and Qualifications

Mr. Stotlar has substantial knowledge of the transportation and logistics sector, which is relevant to our business activities. In addition, due to his prior experience as the former chief executive officer and as a director of a public company, Mr. Stotlar contributes valuable leadership experience as well as knowledge of legal and regulatory requirements and trends.

Career Highlights

+  Former President and Chief Executive Officer of Con-way, Inc., a transportation and logistics company, from April 2005 to October 2015

+  Various positions of increasing responsibility at Con-way, Inc. since 1985

Shivan S. Subramaniam, 69 Director since: 2016 Current Pubic Directorships: Citizens Financial Group, Inc. Former Public Directorships: None Other Affiliations: FM Global Inc. Lifespan Corporation	Key Experience and Qualifications

Mr. Subramaniam has significant experience as a chairman and chief executive officer and provides the Board with financial, strategic and operational leadership. He also has considerable corporate governance experience as the chair of a governance committee.

Career Highlights

+  Chairman of FM Global Inc., a property and casualty insurance company, since 2002

+  Chief Executive Officer of FM Global Inc. from 1999 to 2014 and President and Chief Executive Officer from 1999 to 2002

+  Various finance positions of increasing responsibility at Allendale Insurance Company from 1974 to 1999, including as Chairman and Chief Executive Officer from 1992 to 1999

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL SUMMARY

Proposal 2: An advisory vote to approve the Company’s executive compensation as described in this proxy statement Board Recommendation: The Board recommends that the stockholders vote FOR Proposal 2

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is presenting a proposal that gives stockholders the opportunity to cast an advisory (non-binding) vote on our executive compensation for named executive officers described in this proxy statement by voting for or against it. The advisory vote on executive compensation described in this proposal is commonly referred to as a Say on Pay vote.

As disclosed in the Compensation Discussion & Analysis section of this proxy statement (the “CD&A”), we believe our 2017 executive compensation program was designed to strike an appropriate balance between aligning stockholder interests, rewarding executives for strong performance, ensuring the Company’s long-term success and retaining key executive talent. The information presented in the compensation tables in the Executive Compensation section of this proxy statement relates to the Company’s 2017 fiscal year, which ended on December 31, 2017.

LSC Compensation Philosophy

The Human Resources Committee (the “HR Committee”) has adopted the following compensation philosophy (the “LSC Compensation Philosophy”) to guide its compensation decisions:

+	compensation programs should be simple, equitable and transparent;

+	the compensation program framework should support and reinforce the business strategy and encourage collaboration, as appropriate;

4      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

PROPOSALS

+	rewards policies and plans should effectively attract and retain critical industry talent by targeting total compensation and underlying pay elements at the 50th percentile of the external market and provide the opportunity to earn compensation above the 50th percentile of the market if superior performance results are achieved, taking into account tenure and affordability;

+	external market should acknowledge that talent is likely to come from a wide spectrum of industries;

+	incentive plans should have performance linkages to financial and operational results;

+	there should be clear line-of-sight in the annual incentive plan to financial and operational objectives incorporating a limited number of metrics;

+	equity should be recognized as a valuable resource that will be allocated based on employee level, contribution/performance and potential;

+	incentive design should consider the industry nature (cyclical dynamics, etc.) of the Company’s operations and the impact of external market conditions; and

+	perquisites and other non-performance reward elements should be limited.

2017 Executive Compensation Program Highlights

+	Removal of Legacy 280G Excise Tax Gross-Ups. In response to stockholder feedback and the results of our Say on Pay vote at the Company’s 2017 Annual Meeting of Stockholders, the legacy 280G excise tax gross-ups contained in Mr. Quinlan and Ms. Bettman’s employment agreements were removed.

+	Vigorous and Informed Decision-Making Process. The HR Committee, which met nine times in 2017, has a vigorous and informed decision-making process which is guided by the LSC Compensation Philosophy and also considers input from its independent compensation consultant.

+	Stockholder Engagement. LSC undertook a proactive and robust process to solicit stockholder feedback and otherwise increase stockholder engagement regarding compensation and other governance matters.

+	Pay for Performance.

-	Consistent with our pay for performance philosophy, and following management’s recommendation, the HR Committee made the determination that while the net sales threshold target was met, year to date performance against the EBITDA corporate financial target did not merit annual cash bonus payouts under the Annual Incentive Plan (“AIP”) and thus, no annual bonus payments were paid under the AIP for 2017 to any employee, including the Chief Executive Officer and the other named executive officers.

-	No increases were made to the named executive officers’ base salaries in 2017.

+	No 2017 Long-Term Incentive Plan Grant for the CEO. In consideration of Mr. Quinlan’s Founders’ Award granted to him in October 2016, the HR Committee chose not to award to Mr. Quinlan a 2017 long-term incentive plan equity grant.

Proposal 2 gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the 2018 Annual Meeting of Stockholders:

“RESOLVED: that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures in this proxy statement.”

The Say on Pay vote is an advisory vote only, and therefore it will not bind the Company or our Board (including the HR Committee). However, the Board and the HR Committee will consider the voting results when making future decisions regarding executive compensation, as appropriate.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2018 Annual Meeting of Stockholders and entitled to vote on the advisory vote on executive compensation is required to approve the proposal.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      5

PROPOSALS

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL SUMMARY

Proposal 3: A vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

Board Recommendation: The Board and the Audit Committee recommend that the stockholders vote FOR Proposal 3

Proposal 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2018. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2018 Annual Meeting of Stockholders and entitled to vote on the proposal is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018. Deloitte & Touche LLP has served as our independent auditor since the Separation in October 2016.

6      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

Q.	Who can vote?

A.	You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the close of business on the record date, March 29, 2018.

Q.	What is the difference between holding shares as a “shareholder of record” and a “street name” holder?

A.	If your shares are registered directly in your name through Computershare, the Company’s transfer agent, you are considered a “shareholder of record.” If your shares are held in a brokerage account or bank, you are considered a “street name” holder.

Q.	How do I vote if shares are registered in my name (as shareholder of record)?

A.	By Mail: Sign, date and return the enclosed proxy card in the postage paid envelope provided. Your voting instructions must be received by May 16, 2018.

By Telephone or Internet: You may either call the toll-free number listed on your proxy card, log on to the website listed on your proxy card, or scan the QR code on your proxy card and follow the simple instructions provided.

The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

Voting by telephone and the Internet will be closed at 1:00 a.m. Central time on the date of the 2018 Annual Meeting of Stockholders.

Q.	How do I vote if my shares are held in “street name?”

A.	You should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

All of the proposals other than the ratification of appointment of the independent registered public accounting firm (Proposal 3) are considered non-routine matters. Accordingly, your broker will not have the discretion to vote shares as to which you have not provided voting instructions with respect to any of these matters. Ratification of the appointment of the independent registered public accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to Proposal 3.

Q.	Can I vote my shares in person at the Annual Meeting?

A.	If you plan to attend the annual meeting and vote in person, your instructions depend on how your shares are held:

+	Shares registered in your name — check the appropriate box on your proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the annual meeting.

+	Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card (also known as a “Legal Proxy”) in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the annual meeting.

Remember that attendance at the annual meeting will be limited to stockholders as of the record date (March 29, 2018) with an admission ticket or evidence of their share ownership and guests of the Company.

Q.	Can I revoke my proxy or change my vote after I have voted?

A.	If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

+	By delivering a written notice of revocation to the Secretary of the Company;

+	By executing and delivering another proxy that bears a later date;

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      7

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

+	By voting by telephone at a later time;

+	By voting over the Internet at a later time; or

+	By voting in person at the annual meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

Q.	How are votes counted?

A.	In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2018 Annual Meeting of Stockholders. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Q.	What are my options when voting for directors (Proposal 1)?

A.	When voting on Proposal 1, you have three options:

+	Vote FOR a nominee;

+	Vote AGAINST a nominee; or

+	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of shares voted “AGAINST” such nominee’s election. Each nominee receiving a majority of votes cast “FOR” his or her election will be elected. If you choose to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such nominee.

Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Q.	What are my options when voting on any other proposals (Proposals 2 and 3)?

A.	When voting on any other proposal, you have three options:

+	Vote FOR a given proposal;

+	Vote AGAINST a given proposal; or

+	ABSTAIN from voting on a given proposal.

Proposals 2 and 3 require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on any of Proposals 2 or 3, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted “FOR” or “AGAINST” any proposal, but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

Broker non-votes are not counted in determining the number of shares voted for or against any proposal and will not be counted as present and entitled to vote on any of Proposals 2 and 3.

Q.	How will my shares be voted if I sign and return my proxy card with no votes marked?

A.	If you sign and return your proxy card with no votes marked, your shares will be voted as follows:

+	Proposal 1: FOR the election of all nominees for director identified in this proxy statement;

+	Proposal 2: FOR the advisory vote on the Company’s executive compensation; and

+	Proposal 3: FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

Q.	How are proxies solicited and what is the cost?

A.	The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to our stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies. The Company has hired Morrow Sodali LLC, 470 West Ave., Suite 3000, Stamford, CT 06902, to help solicit proxies, and has agreed to pay it $8,000 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

Q.	How many shares of stock were outstanding on the record date?

A.	As of the record date, there were 34,962,612 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal.

8      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

COMPANY INFORMATION

COMPANY INFORMATION

ABOUT THE CONTINUING DIRECTORS

The information below describes the directors who are not standing for election whose terms continue to run after the annual meeting. Information on directors who are standing for election this year is provided earlier under Proposal 1.

Directors Of Class III — Terms Expire In 2019

Judith H. Hamilton, 73

Director since: 2016

Current Public Directorships:

None

Former Public Directorships:

RR Donnelley

Other Affiliations:

Novell, Inc.

Software.com

Lante Corporation

Giga Information Group, Inc.

Key Experience and Qualifications
Ms. Hamilton’s experience as a chief executive officer of various software and technology companies helps the Board address the challenges faced due to rapid changes in communications strategies. Her involvement in early stage companies also brings to the Board entrepreneurial experience. She also has considerable corporate governance experience through years of service on the boards of other companies.

Career Highlights

+   Lead Director of the Company’s Board since October 2016

+   Former President and Chief Executive Officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process

+   Former President and Chief Executive Officer of FirstFloor Software, an Internet software publisher

+   Former Chief Executive Officer of Dataquest, a market research firm for technology

Francis J. Jules, 61 Director since: 2016 Current Public Directorships: None Former Public Directorships: ModusLink Global Solutions, Inc.	Key Experience and Qualifications
Mr. Jules has a proven track record in leading large, complex teams around the globe in sales, marketing, product and technical solutions to serve enterprise, medium, and small customers around the world. He has both operational and strategic leadership skills.

Career Highlights

+   President of Global Business for AT&T Corporation since 2012

+   AT&T Corporation’s Executive Vice President, Global Enterprise Solutions sales team from 2010 to 2012, President and Chief Executive Officer, Advertising Solutions from 2007 to 2010 and Senior Vice President, Network Integration from 2005 to 2007

+   President, Global Markets (East) for SBC Communications from 2003 to 2005

Richard K. Palmer, 51 Director since: 2016 Current Public Directorships: None Former Public Directorships: RR Donnelley Other Affiliations: FCA US LLC	Key Experience and Qualifications
Mr. Palmer’s experience as chief financial officer of both public and global companies, as well as his position as a member of the highest executive decision-making body of a large multinational company, brings financial, international and operational expertise. He is an audit committee financial expert based on his experience as chief financial officer of a public company as well as his experience as an auditor with a public accounting firm.

Career Highlights

+   Chief Financial Officer, Senior Vice President and member of Group Executive Council of Fiat Chrysler Automobiles N.V. (FCA), an international group that designs, produces and sells passenger cars and commercial vehicles, since 2011

+   Chief Financial Officer of FCA US LLC, a vehicle manufacturer that is part of a global alliance with FCA, since 2009

+   Chief Financial Officer of Fiat Group Automobiles S.p.A., industrial vehicle and bus manufacturing company owned by Fiat, from 2006 to 2009

+   Chief Financial Officer of Iveco S.p.A and Chief Financial Officer, Comau S.p.A., a developer of automation systems and other robotic devices owned by Fiat, 2003 to 2005.

+   Prior thereto, various positions at

- General Electric Company

- United Technologies Corporation

- Price Waterhouse (now PricewaterhouseCoopers LLP)

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COMPANY INFORMATION

THE BOARD’S COMMITTEES AND THEIR FUNCTIONS

The Board has three standing committees. The members of those committees and the committees’ responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Investors section of the Company’s website at the following address: www.lsccom.com. A print copy of each charter is available upon request.

Audit Committee	2017 Meetings: 9
Richard K. Palmer (Chairman) Margaret A. Breya Douglas W. Stotlar Shivan S. Subramaniam

Responsibilities

Assists the Board in its oversight of:

+  The integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits

+  The qualifications and independence of the Company’s independent registered public accounting firm

+  The performance of the Company’s internal auditing department and its independent registered public accounting firm

The Audit Committee selects, sets compensation, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm.

Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

As required by its charter, each member of the Audit Committee is independent and financially literate, as such terms are defined for purposes of the NYSE listing rules and the federal securities laws. The Board has determined that each of Richard K. Palmer, Douglas W. Stotlar and Shivan S. Subramaniam is an “audit committee financial expert” as such term is defined under the federal securities laws.

Corporate Responsibility & Governance Committee	2017 Meetings: 4
Judith H. Hamilton (Chairman) M. Shân Atkins Margaret A. Breya Thomas F. O’Toole Shivan S. Subramaniam

Responsibilities

+  Makes recommendations to the Board regarding nominees for election to the Board and recommends policies governing matters affecting the Board

+  Develops and implements governance principles for the Company and the Board

+  Conducts the regular review of the performance of the Board, its committees and its members

+  Oversees the Company’s responsibilities to its employees and to the environment

+  Recommends director compensation to the Board

As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent as such term is defined for purposes of the NYSE listing rules and the federal securities laws.

Pursuant to its charter, the Corporate Responsibility & Governance Committee is authorized to obtain advice and assistance from outside advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms.

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COMPANY INFORMATION

Human Resources Committee	2017 Meetings: 9
Francis J. Jules (Chairman) M. Shân Atkins Thomas F. O’Toole Douglas W. Stotlar

Responsibilities

+  Establishes the Company’s overall compensation strategy

+  Establishes the compensation of the Company’s Chief Executive Officer, other senior officers and key management employees

+  Adopts amendments to, and approves terminations of, the Company’s employee benefit plans

As required by its charter, each member of the HR Committee is independent, as such term is defined for purposes of the NYSE listing rules and the federal securities laws.

In addition, in accordance with the NYSE listing rules requiring the Board to affirmatively determine that each member of the HR Committee is independent, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent and affirmatively determined that each member of the HR Committee is independent.

Pursuant to its charter, the HR Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the Chief Executive Officer and other executive officers of the Company (with sole authority to approve any related fees and other retention terms).

Pursuant to its charter, prior to selecting or receiving any advice from any committee advisor (other than in-house legal counsel) and on an annual basis thereafter, the HR Committee must assess the independence of such committee advisor in compliance with any applicable NYSE listing rules and the federal securities laws.

The HR Committee must also review and approve, in advance, any engagement of any compensation consultant by the Company for any services other than providing advice to the Committee regarding executive officer compensation.

The HR Committee has engaged Willis Towers Watson as its executive compensation consultant to provide objective analysis, advice and recommendations on executive pay in connection with the HR Committee’s decision-making process. In 2017, Willis Towers Watson’s fees for executive compensation consulting services were approximately $215,000. See Compensation Discussion & Analysis for more information regarding the HR Committee’s relationship with Willis Towers Watson.

POLICY ON ATTENDANCE AT STOCKHOLDER MEETINGS

Directors are expected to attend meetings of stockholders in person, except when circumstances prevent such attendance. When such circumstances exist, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. Eight of the nine current members of the Board who were members at the time attended the Company’s 2017 Annual Meeting of Stockholders in person.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      11

COMPANY INFORMATION

CORPORATE GOVERNANCE

Governance Highlights

The Company’s corporate governance practices and policies have been developed in accordance with the highest standards of integrity and include the adoption of a number of governance best practices including:

+	No shareholders rights plan (poison pill)

+	A classified board that fully declassifies upon the expiration of the initial term of our Class III directors at the 2019 Annual Meeting of Stockholders

+	An independent, experienced Lead Director

+	Majority voting for the election of directors

+	A robust self-evaluation process which provides directors an opportunity to assess the Board, each Board committee and each individual director

+	No super-majority voting

+	The right of stockholders representing at least 25% of outstanding shares to call a special meeting

+	The engagement of independent compensation consultants

+	Clawback Policy

+	Term limits for committee chairs

+	Political Activities Disclosure Policy

+	Independent board members with the exception of the Chief Executive Officer

+	A restriction on the directors standing for re-election after reaching age 75

+	Director compensation heavily weighted toward equity

+	Stock ownership guidelines for senior officers and directors

As described in Compensation Discussion & Analysis, the Company engages with stockholders about various corporate governance topics, including executive compensation.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees. Such evaluations determine whether the Board and each committee are functioning effectively, and the Corporate Responsibility & Governance Committee considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to form its oversight function effectively.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Company’s Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available on the Investors section of our website at lsccom.com, and a print copy is available upon request. References to the Company’s website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of this proxy statement.

Principles of Ethical Business Conduct and Code of Ethics

In accordance with the NYSE listing requirements and Securities and Exchange Commission (“SEC”) rules, the Company has adopted and maintains a set of Principles of Ethical Business Conduct. The policies referred to therein apply to all directors, officers and employees of the Company. In addition, the Company has adopted and maintains a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to its chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers cover areas of professional conduct, including, but not limited to, conflicts of interest, disclosure

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COMPANY INFORMATION

obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers is necessary, the Company will post such information on its website. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available on the Corporate Governance section of the Investors portion of our website at lsccom.com, and print copies are available upon request. References to the Company’s website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of this proxy statement.

Director Independence

The Company’s Principles of Corporate Governance provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that all eight non-employee directors of our Board are also independent in accordance with the NYSE requirements. Mr. Quinlan, who as an employee of the Company, is not independent.

Executive Sessions

The Company’s independent directors are expected to meet regularly in executive sessions without management. Executive sessions are led by the Lead Director of the Board. An executive session is expected to be held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also is expected to meet in executive session without management in conjunction with each regularly scheduled committee meeting and such sessions will be led by the chairman of such committee.

Board Leadership

Our Board has the discretion to combine or separate the roles of chairman and chief executive officer as the Board deems appropriate based on the needs of the Company at any given time. To facilitate this decision-making, the Corporate Responsibility & Governance Committee discusses our Board leadership structure, providing its recommendation on the appropriate structure to our independent directors. The Board has determined that having a combined chairman and chief executive officer with an independent Lead Director is the most appropriate Board leadership structure for LSC. This structure puts one person in the best position to be aware of major issues facing the Company on a day-to-day and long-term basis, and to identify and bring key risks and developments facing the Company to the Board’s attention (in coordination with the Lead Director as part of the agenda-setting process). As set forth in our Principles of Corporate Governance, our Lead Director:

+	reviews and approves, in coordination with the chairman/chief executive officer, Board meeting schedules and agendas for Board meetings together with all materials and information sent or presented to the Board;

+	has the authority to add items to the agenda for any Board meeting;

+	presides at executive sessions of independent directors, which are held at each regular Board meeting;

+	serves as a non-exclusive liaison between the other independent directors and the chairman/chief executive officer;

+	may call meetings of the independent directors in his or her discretion and chair any meeting of the Board or stockholders at which the chairman is absent;

+	is available to meet with major stockholders and regulators under appropriate circumstances; and

+	in conjunction with the chairman of the HR Committee, discusses with the chairman/chief executive officer the Board’s annual evaluation of his or her performance as chief executive officer.

In addition, the powers of the chairman under our By-laws are limited to chairing meetings of the Board and meetings of stockholders as well as certain other powers conferred on the chairman such as the ability to call special meetings of stockholders or the Board. These powers can also be exercised by the Board, by a specified number of directors or, in some cases, the Lead Director. Some of the chairman’s powers are administrative in nature (such as the authority to execute documents on behalf of the Company).

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      13

COMPANY INFORMATION

Board’s Role in Risk Oversight

The Board and each of its committees is actively involved in oversight of risks inherent in the operation of the Company’s business and the implementation of its strategic plan. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the Board.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider those candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Corporate Responsibility & Governance Committee (in care of the Secretary at the Company’s principal executive offices at 191 N. Wacker Drive, Suite 1400, Chicago, Illinois 60606) and otherwise in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2019 Annual Meeting. The Corporate Responsibility & Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate.

The Corporate Responsibility & Governance Committee also considers candidates recommended by management and members of the Board as well as nominees recommended by stockholders.

In identifying and evaluating nominees for director, the Corporate Responsibility & Governance Committee takes into account the applicable requirements for directors under the listing rules of the NYSE. In addition, the Corporate Responsibility & Governance Committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and

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Board Risk Oversight Includes: + Strategic plan and direction + Annual budget + Operations of the Company’s business units and corporate functions + Review of the output of the Company’s enterprise risk management process Audit Committee Risk Oversight Includes: + Enterprise risk management process + Disclosure controls + Internal controls over financial reporting + Compliance with legal and regulatory requirements Management + Financial, legal and compliance Risk Corporate Responsibility & HR Committee Risk Oversight Includes: Governance Committee Risk Oversight + Attraction and retention of key Includes: management and employees Reputational + Governance structure and processes + Design of compensation programs and + Related person transactions arrangements + Certain compliance issues + Succession planning for key senior + Board and committee structure management positions + Legislative and regulatory developments

COMPANY INFORMATION

professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the Corporate Responsibility & Governance Committee is a balanced and diverse Board, with members whose skills, viewpoints, backgrounds and experiences complement each other and, together, contribute to the Board’s effectiveness as a whole. The Corporate Responsibility & Governance Committee may engage third-party search firms to identify candidates for director and to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the Board to their attention at 191 N. Wacker Drive, Suite 1400, Chicago, IL 60606; Attention: Secretary. Any stockholder must include the number of shares of the Company’s common stock he or she holds, and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing will be distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      15

STOCK OWNERSHIP

STOCK OWNERSHIP

The table below lists the beneficial ownership of common stock as of March 29, 2018 by all directors and nominees, each of the persons named in the tables under Executive Compensation below, and the directors and executive officers as a group. The table includes all stock awards subject to vesting conditions that vest within 60 days of March 29, 2018. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which has been obtained from filings made pursuant to Sections 13(d) and (g) of the Exchange Act. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all common stock beneficially owned set forth opposite their name. The percentages shown are based on outstanding shares of common stock as of March 29, 2018. Unless otherwise indicated, the business address of each stockholder listed below is LSC Communications, 191 N. Wacker Drive, Suite 1400, Chicago, IL 60606.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVES AND LARGE STOCKHOLDERS

Name	Number	% of Total Outstanding
Thomas J. Quinlan III(1)	604,444	1.73
Suzanne S. Bettman(2)	80,796	*
Andrew B. Coxhead(3)	55,332	*
Kent A. Hansen(4)	12,783	*
Richard T. Lane(5)	30,489	*
Judith H. Hamilton(6)	43,626	*
M. Shân Atkins(7)	9,428	*
Margaret A. Breya(7)	9,428	*
Francis J. Jules(7)	9,428	*
Thomas F. O’Toole(7)	9,428	*
Richard K. Palmer(8)	33,166	*
Douglas W. Stotlar(7)	9,428	*
Shivan S. Subramaniam(9)	22,928	*
All directors and executive officers as a group	930,704	2.58
BlackRock, Inc.(10)	4,819,897	13.79
The Vanguard Group(11)	3,553,916	10.16
Hotchkis and Wiley Capital Management, LLC(12)	1,994,774	5.71

*	Less than one percent.

1	Reflects ownership of 258,273 shares of common stock held directly, 988 shares held in Mr. Quinlan’s 401(k) plan account, 119,433 restricted stock awards that are subject to vesting and 225,750 options over common stock. Does not include 366,806 restricted stock units that are subject to vesting.

2	Reflects ownership of 41,405 shares of common stock held directly, 47 shares held in Ms. Bettman’s 401(k) plan account and 39,344 restricted stock awards that are subject to vesting. Does not include 70,116 restricted stock units that are subject to vesting.

3	Reflects ownership of 20,743 shares of common stock held directly and 34,589 restricted stock awards that are subject to vesting. Does not include 55,873 restricted stock units that are subject to vesting.

4	Reflects ownership of 2,448 shares of common stock held directly and 10,335 restricted stock awards subject to vesting. Does not include 8,150 restricted stock units that are subject to vesting.

5	Reflects ownership of 12,045 shares of common stock held directly and 18,444 restricted stock awards that are subject to vesting. Does not include 32,849 restricted stock units that are subject to vesting.

6	Reflects ownership of 16,559 shares of common stock held directly, 9,080 restricted stock units that will vest on the earlier of May 18, 2018 or when such director ceases to be a director and 17,987 restricted stock units that will vest when such director ceases to be a director.

7	Reflects ownership of 3,222 shares of common stock held directly, and 6,206 restricted stock units that will vest on the earlier of May 18, 2018 or when such director ceases to be a director.

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STOCK OWNERSHIP

8	Reflects ownership of 2,986 shares of common stock held directly, 6,206 restricted stock units that will vest on the earlier of May 18, 2018 or when such director ceases to be a director and 23,974 restricted stock units that will vest when such director ceases to be a director.

9	Reflects ownership of 16,722 shares of common stock held directly and 6,206 restricted stock units that will vest on the earlier of May 18, 2018 or when such director ceases to be a director.

10	BlackRock, Inc. (“BlackRock”) is an investment advisor with a principal business office at 55 East 52nd Street, New York, New York 10055. This amount reflects the total shares held by BlackRock clients. BlackRock has sole investment authority over all shares, sole voting authority over 4,637,540 shares and no voting authority over 172,357 shares.

11	The Vanguard Group, Inc. (“Vanguard”) is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares held by Vanguard clients. Vanguard has sole investment authority over 3,516,227 shares and shared investment authority over 37,689 shares, sole voting authority over 37,834 shares, shared voting authority over 2,620 shares and no voting authority over 3,513,462 shares.

12	Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) is an investment advisor with a principal business office 725 S. Figueroa Street, 29th Floor, Los Angeles, California 90017. This amount reflects the total shares held by Hotchkis clients. Hotchkis has sole investment authority over all shares, sole voting authority over 1,632,774 shares, and no voting authority over 362,000 shares.

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COMPENSATION DISCUSSION & ANALYSIS

COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE SUMMARY

In this Compensation Discussion & Analysis (“CD&A”), we will describe the material components of our executive compensation program applicable to our named executive officers (our “NEOs”). While the discussion in this CD&A is focused on our NEOs, many components of our executive compensation program apply broadly across our executive ranks.

Our NEOs include:

+	Thomas J. Quinlan III, our Chairman, Chief Executive Officer (“CEO”) and President;

+	Suzanne S. Bettman, our Chief Administrative Officer and General Counsel;

+	Andrew B. Coxhead, our Chief Financial Officer;

+	Kent A. Hansen, our Chief Accounting Officer and Controller; and

+	Richard T. Lane, our Chief Strategy and Supply Chain Officer.

LSC’s executive compensation program is designed to strike an appropriate balance among rewarding our executives for strong performance, ensuring long-term LSC success, considering stockholder interest and encouraging our executive talent to remain with the Company.

This CD&A describes LSC’s Compensation Philosophy, the components of our executive compensation program, our decision-making process, our 2017 compensation decisions and other relevant policies and practices. Some highlights of the Company’s performance as well as our 2017 executive compensation program are below.

2017 Company Highlights

LSC took significant actions in 2017 to implement our strategic vision for our first full year as a stand-alone company following the Separation and we successfully:

+	Generated free cash flow of $145 million;

+	Returned $34 million to stockholders in the form of quarterly dividends of $0.25 per quarter;

+	Transitioned to LSC all of the significant transitions services that had been provided by RRD following the Separation;

+	Pursued strategic opportunities to build out our service offerings, both organically and through acquisitions, as described below:

-	Successfully acquired and integrated Hudson Yards Studios, Fairrington Transportation, Creel Printing, NECI, Publishers Press, Quality Park and The Clark Group;
-	Rolled out enhanced service offerings in logistics, warehousing and distribution driven by technology and innovation; and

+	Amended our credit agreement to, among other things, reduce the interest rate for the term B loans thereunder.

2017 Executive Compensation Program Highlights

+	Removal of Legacy 280G Excise Tax Gross-Ups. In response to stockholder feedback, the legacy 280G excise tax gross-ups contained in Mr. Quinlan and Ms. Bettman’s employment agreements were removed.

+	Vigorous and Informed Decision-Making Process. The HR Committee, which met nine times in 2017, has a vigorous and informed decision-making process which is guided by the LSC Compensation Philosophy and also considers input from its independent compensation consultant.

+	Stockholder Engagement. LSC undertook a proactive and robust process to solicit stockholder feedback and otherwise increase stockholder engagement regarding compensation and other governance matters.

+	Pay for Performance.

-	Consistent with our pay for performance philosophy, and following management’s recommendation, the HR Committee made the determination that while the net sales threshold target was met, year to date performance against the EBITDA corporate financial target did not merit annual cash bonus payouts under the Annual Incentive Plan (“AIP”) and thus, no annual bonus payments were paid under the AIP for 2017 to any employee, including the CEO and the other NEOs.
-	No increases were made to the NEOs’ base salaries in 2017.

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COMPENSATION DISCUSSION & ANALYSIS

+	No 2017 Long-Term Incentive Plan (“LTIP”) Grant for the CEO. In consideration of Mr. Quinlan’s 2016 Founders’ Award (as more fully described under 2017 Compensation Decisions – Long-Term Incentive Program), the HR Committee chose not to award to Mr. Quinlan a 2017 LTIP grant.

LSC COMPENSATION PHILOSOPHY

The HR Committee adopted the following LSC Compensation Philosophy at the time of the Separation to guide its compensation decisions:

+	compensation programs should be simple, equitable and transparent;

+	the compensation program framework should support and reinforce the business strategy and encourage collaboration, as appropriate;

+	rewards policies and plans should effectively attract and retain critical industry talent by targeting total compensation and underlying pay elements at the 50th percentile of the external market and provide the opportunity to earn compensation above the 50th percentile of the market if superior performance results are achieved, taking into account tenure and affordability;

+	external market should acknowledge that talent is likely to come from a wide spectrum of industries;

+	incentive plans should have performance linkages to financial and operational results;

+	there should be clear line-of-sight in the annual incentive plan to financial and operational objectives incorporating a limited number of metrics;

+	equity should be recognized as a valuable resource that will be allocated based on employee level, contribution/performance and potential;

+	incentive design should consider the industry nature (cyclical dynamics, etc.) of the Company’s operations and the impact of external market conditions; and

+	perquisites and other non-performance reward elements should be limited.

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COMPENSATION DISCUSSION & ANALYSIS

COMPENSATION GOVERNANCE
What We Do	What We Don’t Do

+  Pay for Performance Philosophy. NEO compensation is heavily weighted towards variable pay, and vesting of equity awards is predominantly performance-based

+  Reasonable Compensation Levels Aligned with Our Pay for Performance Philosophy. Overall compensation levels are targeted at market median and, where available, peer group target medians, with a range of opportunity to reward strong performance and withhold rewards when Company performance objectives are not achieved

+  Double Trigger Equity Acceleration Upon a Change-in-Control. All long-term incentive award grants made under our equity plan provide for accelerated vesting upon a change in control only if the NEO is involuntarily terminated without cause or resigns for good reason

+  Executive Stock Ownership Guidelines. The NEOs and certain other executives are expected to hold LSC stock worth one to five times their base salary (depending on their position) within three years of the date of hire or promotion; in the event an executive does not achieve or make progress toward the required stock ownership level, the HR Committee has the discretion to take appropriate action

+  Independent Executive Compensation Consultant. The HR Committee regularly consults with an independent executive compensation consultant on matters surrounding executive officer pay and governance

+  Clawback Policy. The NEOs and all other current or former executive officers are subject to a Clawback Policy that allows the HR Committee to recoup incentive compensation under certain circumstances

+  Risk Review. The HR Committee regularly reviews and evaluates LSC’s executive and employee compensation practices to ensure that any risks associated with such practices are not likely to have a material adverse effect on LSC

+  Investor Outreach and Engagement. We engage proactively with institutional investors on a number of topics, including our executive compensation program

+  Prudent Equity Award Practices. Management and the HR Committee evaluate share utilization levels by reviewing the dilutive impact of stock compensation

+  Use of Tally Sheets. Comprehensive historical and comparative compensation information is presented to the HR Committee on tally sheets

+  Review of Internal Pay Equity. The HR Committee considers internal pay and gender equity, among other factors, when making compensation decisions, but does not use a fixed ratio or formula when comparing compensation among executive officers

+  No Excise Tax Gross-Ups Upon a Change-in-Control. The NEOs’ employment arrangements do not include any gross-ups for excise taxes, and the HR Committee has determined that any future executive officer arrangements will not include any gross-ups for excise taxes

+  No Payment of Current Dividends on PSUs or RSUs. Our equity award agreements do not permit the payment or accrual of dividends on unvested performance share units or restricted share units held by employees

+  No Excessive Perquisites. We provide limited benefits and perquisites to our executive officers

+  No Tax Gross-Ups on Perquisites or Benefits. We do not provide excise tax gross-ups on supplemental benefits or perquisites

+  No Pledging/No Hedging/No Short Sales. We have a policy that prohibits (and does not provide for exceptions or waivers) employees, directors and certain of their family members from pledging, short sales, trading in publicly traded options, puts or calls, hedging or similar transactions with respect to LSC stock

+  No Repricings or Cash Buyouts. Our equity plan prohibits repricing (including cash buyouts) of out-of the money options or stock appreciation rights without stockholder approval

+  No Below Market Grants. Our equity plan does not permit option grants below fair market value

+  No Liberal Share Counting. Our equity plan explicitly prohibits the regranting of shares withheld or tendered to pay option exercise prices to satisfy tax obligations, repurchased by LSC with option exercise proceeds, and shares of stock subject to SARs not issued upon settlement

+  No Guaranteed Bonus Arrangements. In keeping with our pay for performance philosophy, bonuses are only paid upon the achievement of pre-defined metrics and goals; they are never guaranteed

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COMPENSATION DISCUSSION & ANALYSIS

COMPENSATION OVERVIEW

The HR Committee determined the 2017 compensation for the NEOs, which was comprised of three major components: base salary, annual incentive compensation and long-term incentive compensation. In addition, the NEOs were eligible to receive certain benefits and to participate in benefit programs generally available to other employees of LSC.

In general, total compensation levels for the NEOs were targeted at the 50th percentile of peer group data, when available for a position, and by market survey data from the Willis Towers Watson 2016 CDB Executive Compensation Survey Report — U.S. and Mercer’s 2016 US MDB: Executive Compensation Survey. This 50th percentile target level provided a total competitive anchor point for LSC’s executive compensation program. Actual compensation levels varied up or down from targeted levels based on the Company’s performance and the individual’s role, responsibilities, experience and performance.

The table below describes the elements of the executive compensation program for our NEOs.

Component	Description/Rationale	Determining Factors

Base Salary

+  Fixed component of pay

+  Compensate for roles and responsibilities

+  Stable compensation element

+  Intended to be the smallest component of the overall compensation package, assuming that LSC is achieving or exceeding targeted performance levels for its incentive programs

+ Level of responsibility + Individual skills, experience, role and performance + Median of market and peer group data

Annual Incentive Plan (AIP)

+  Variable component of pay

+  Annual cash bonus plan

+  Target amount of bonus is determined as a percentage of base salary

+  Reward achievement against specific, pre-set annual threshold target (net sales), corporate financial target (EBITDA) and individual performance goals

+  No payout made unless the annual threshold target is achieved

+  Award payout ranges from 0% to 150% of target, with no payout for performance at or below 90% of the corporate financial target

+  Awards may be adjusted downward by achievement levels of individual performance goals

+ Annual threshold target and corporate financial target set at the beginning of the year + Individual performance goals set for participants

Long-Term Incentive Plan (LTIP)

+  Variable component of pay

+  Links awards to long-term LSC performance to increase alignment with stockholders

+  Key component to attract and retain executives

+  A mix of performance-based (free cash flow target) and time-based awards granted in 2017

+  Annual value intended to be a substantial component of overall compensation package

+ Level of responsibility + Individual skills, experience and performance + Future potential + Median of peer group and market survey data

Other Benefits

+  Basic benefits including medical, a 401(k) plan, a frozen pension plan and other broad-based plans

+  Minimal perquisites with no tax gross-ups

+  Limited executive-level supplemental benefits including supplemental retirement, supplemental insurance and deferred compensation plan (which no longer accepts deferrals)

+ Level of the employee in the organization

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COMPENSATION DISCUSSION & ANALYSIS

Annual Incentive Plan

The threshold and corporate financial targets under the 2017 AIP were set by the HR Committee at the beginning of the year following the presentation of the annual operating budget to the Board. The targets were designed to be challenging. The table below sets forth a description of such targets and the individual performance goals under the AIP.

Target/Goals	Metric

Threshold Target	+ $3 billion in consolidated net sales for 2017

Corporate Financial Target

+  Non-GAAP reported EBITDA of $360 million for 2017

+  Defined as net income adjusted for income taxes, interest expense, investment and other income, depreciation and amortization, restructurings and impairments, acquisition-related expenses and certain other charges or credits

Individual Performance Goals	+ Varies by individual + Varies year to year, depending upon the individual’s key business objectives and areas of emphasis

The 2017 performance payout curve under the AIP (which was the same curve as used in 2016) was structured as follows:

Payouts are modified (downward only) by achievement levels on individual performance goals.

Given marketplace dynamics and the possibility of unforeseen developments, the HR Committee retains discretion to increase or decrease the amount of employees’ AIP awards if it determines prior to the end of the plan year that an adjustment was appropriate to better reflect the actual performance of the Company and/or the participant. The HR Committee also has discretionary authority to reduce the amount of an AIP award payable to any participant at any time, including after the end of the plan year whether for misconduct or for any other reason.

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AIP Payout Rate

COMPENSATION DISCUSSION & ANALYSIS

Long-Term Incentive Program

Our 2016 Amended and Restated Performance Incentive Plan, which was approved by stockholders at our 2017 Annual Meeting, allows the HR Committee to grant long-term incentive awards (including performance share units (“PSUs”), restricted share units (“RSUs”), restricted stock awards (“RSAs”), stock options, stock appreciation rights (“SARs”) and cash awards) to any eligible employee. Long-term incentive awards are granted to directly align the interests of our NEOs with those of our stockholders. In 2017, the HR Committee granted performance-based RSAs and RSUs to our NEOs other than our CEO (in consideration of Mr. Quinlan’s 2016 Founders’ Award, the HR Committee chose not to grant to Mr. Quinlan a 2017 LTIP award); no stock options, SARs or long-term incentive cash awards were granted.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

The HR Committee establishes and monitors LSC’s overall compensation strategy to ensure that our executive compensation supports the Company’s business objectives, and oversees and establishes the compensation of the CEO, other senior officers and key management employees. While the HR Committee does not administer or have direct jurisdiction over our employee benefit plans, it reviews such plans so as to have a better understanding of the Company’s overall compensation structure.

In carrying out its responsibilities, the HR Committee is guided by the LSC Compensation Philosophy and also considers the following:

+	Stakeholder and Say on Pay vote feedback;

+	Review of tally sheet information;

+	Internal pay equity;

+	Risk assessment;

+	Peer group data/market for talent;

+	The business judgment and experience of the members of the HR Committee;

+	Guidance and counsel from its independent compensation consultant, Willis Towers Watson; and

+	Recommendations from management.

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COMPENSATION DISCUSSION & ANALYSIS

Stakeholders and Say on Pay Vote Feedback

In connection with its determinations regarding 2017 NEO compensation, our HR Committee directed a proactive and robust process described in the below table to garner stockholder feedback in response to the results of our 2017 Say on Pay vote and on other governance topics. At meetings held with our stakeholders we discussed various governance issues and received feedback on our executive compensation program. This process culminated in important changes to the compensation entitlements of certain of our NEOs, namely, the removal of the legacy Section 280G excise tax gross-ups in Mr. Quinlan’s and Ms. Bettman’s legacy employment agreements with RRD that were assigned to the Company in the Separation and certain other enhanced disclosures as described below. We plan to continue our engagement with our stockholders regarding our executive compensation program as well as other governance matters in addition to the ongoing engagement that our investor relations team has with stockholders on issues other than governance.

Say on Pay Feedback

+  The Company’s 2017 Say on Pay vote received the support of approximately 65.3% of our stockholders

+  The HR Committee viewed this outcome as an indication that further engagement with our stockholders and a re-evaluation of NEO compensation were needed

Stockholder Engagement

+  During our engagement process throughout Fall 2017, the Company contacted and offered governance meetings to various constituencies as well as to 12 of our significant institutional investors, representing approximately 38% of our outstanding shares; five of which (or approximately 20% of our shares outstanding) desired to meet with us

+  At these meetings, members of management discussed various governance issues and received feedback on our executive compensation program

+  These engagement efforts informed the HR Committee’s discussion and allowed the HR Committee to better assess stakeholder views

HR Committee Assessment

+  Stockholders gave us positive feedback concerning the structure of our executive compensation program, especially around the thoughtful use of performance-based compensation components

+  As a result of its evaluation, the HR Committee received some feedback that highlighted two areas of focus:

-   Excise tax gross-ups: Various stakeholders expressed concern regarding the legacy Section 280G excise tax gross-ups that had carried over when Mr. Quinlan’s and Ms. Bettman’s employment agreements with RRD were assigned to the Company in the Separation

-   Enhanced disclosure: Certain stakeholders sought additional clarity pertaining to several elements of our 2017 CD&A disclosures, especially as they relate to the Company’s Clawback Policy and certain issues related to equity grants

HR Committee Actions

+  After considering the feedback from stakeholders, and receiving input from Willis Towers Watson, the HR Committee determined to:

-   Remove excise tax gross-ups: Amend the employment agreements with each of Mr. Quinlan and Ms. Bettman to remove the legacy Section 280G excise tax gross-ups in their employment agreements, which were replaced with a “net-better” cutback

-   Enhanced disclosure: Revise the structure of and disclosures in the 2018 CD&A to better highlight the Company’s best practices and policies

Review of Tally Sheet Information

Along with performance and the other relevant factors discussed in this CD&A, the HR Committee generally considers the following information, which is presented on a “tally sheet” for each NEO when setting compensation:

+	The targeted values of base salary, annual incentive (at various levels of goal attainment) and equity grants (at grant date value and market value on the date of review) as compared to survey data and, where available, peer group proxy data;

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COMPENSATION DISCUSSION & ANALYSIS

+	Total and realized compensation for the current and prior years;

+	Annual incentive targets and amounts achieved for the current and prior years; and

+	The grant date and current market value of unvested equity awards.

In general, total compensation levels for the NEOs are targeted at the 50th percentile of peer group data, when available for a position, and by market survey data. This 50th percentile target level provides a total competitive anchor point for LSC’s executive compensation program. Actual compensation levels vary up or down from targeted levels based on the Company’s performance and the individual’s role, responsibilities, experience and performance.

Reviewing the information presented on the tally sheets assists the HR Committee in understanding the total compensation being delivered to and the long-term retentive elements in place for NEOs.

Internal Pay Equity

The HR Committee considers internal pay equity, among other factors, when making compensation decisions, but does not use a fixed ratio or formula when comparing compensation among executive officers.

Mr. Quinlan, our CEO, is compensated at a higher level than other executive officers due to his higher level of responsibility, authority, accountability and experience. His compensation for 2017 was skewed lower than is typical because, in consideration of his 2016 Founders’ Award, the HR Committee chose not to award to Mr. Quinlan a 2017 LTIP grant. The HR Committee believes that Mr. Quinlan’s 2017 target total direct compensation was reasonable and appropriate in relation to the compensation targeted for the other NEOs and to one another.

Risk Assessment

With assistance from Willis Towers Watson, the HR Committee reviewed and evaluated LSC’s executive and employee compensation practices and concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on LSC. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, the type of performance metrics used, incentive plan payout leverage, possibility that the plan designs could be structured in ways that might encourage gamesmanship, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management and the HR Committee’s oversight of our executive compensation program.

Peer Group Data/Market for Talent

The HR Committee reviews the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, and to help determine our NEOs’ compensation.

Following the Separation, Willis Towers Watson assisted the HR Committee in the creation of a peer group for LSC. The primary focus of this process was on industrial companies of generally similar or larger size, complexity and scope rather than companies only in LSC’s industry, since the Company is significantly larger than many of its direct competitors and our markets for talent are necessarily broader. Willis Towers Watson’s analysis looked at companies in comparable industries and of a size of revenue between one-half to two times the size of our revenue. The HR Committee, with input from management, suggested changes to the broad group before finalization. The resulting peer group, approved in 2016 and reviewed without changes in 2017, is comprised of the following 23 companies:

ACCO Brands Corporation	Albemarle Corporation	Ashland Global Holdings, Inc.
Avery Dennison Corporation	Bemis Company, Inc.	Cenveo, Inc.
Domtar Corporation	Essendant, Inc.	Gannett & Co.
Graphic Packaging Holding Company	KapStone Paper and Packaging Corporation	Owens-Illinois, Inc.
Packaging Corporation of America	Pitney Bowes, Inc.	PolyOne Corporation
Quad/Graphics, Inc.	Sealed Air Corporation	Silgan Holdings, Inc.
Sonoco Products Co.	Time, Inc.	Transcontinental, Inc.
W. R. Grace & Co.	West Corporation

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COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Consultant

The HR Committee retained Willis Towers Watson in 2017 as its outside executive compensation consultant to provide objective analysis, advice and recommendations on executive officer pay in connection with the HR Committee’s decision-making process. Willis Towers Watson was also hired to assist in the calculation of the CEO pay ratio and to assist the HR Committee in reviewing this CD&A. Willis Towers Watson regularly attends HR Committee meetings and reports directly to the HR Committee, not to management, on matters relating to compensation for the executive officers and for directors.

While Willis Towers Watson provides additional services to the Company other than those under the direction of the HR Committee, all services have all been approved by the HR Committee. The HR Committee has reviewed the non-HR Committee work and services provided by Willis Towers Watson and determined that (1) those services were provided on an independent basis and (2) no conflicts of interest exist. Factors considered by the HR Committee in its assessment included: (i) other services provided to LSC by Willis Towers Watson; (ii) fees paid by LSC as a percentage of Willis Towers Watson’s total revenue; (iii) Willis Towers Watson’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR Committee services and those who provide these other non-HR Committee services; (iv) any business or personal relationships between individual consultants involved in the engagement and HR Committee members; (v) whether any LSC stock is owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between LSC’s executive officers and Willis Towers Watson or the individual consultants involved in the engagement.

Role of Management

The Company’s management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the CEO, and provides these recommendations to the HR Committee for its review. Management’s recommendations focus on, among other things, experience, performance, job responsibilities, future potential and accomplishments. With respect to the AIP, the CEO has a discussion with the HR Committee on the payouts for the other NEOs, including a discussion on performance against individual performance goals.

The HR Committee reviews management’s recommendations but makes all final compensation decisions for LSC’s executive officers. Management is responsible for the administration of the compensation programs once the HR Committee’s decisions are finalized.

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COMPENSATION DISCUSSION & ANALYSIS

2017 COMPENSATION DECISIONS

The LSC Compensation Philosophy and structure of the executive compensation program were applied consistently to all NEOs. Total compensation was targeted at the 50th percentile of peer group data, when available for a position, and by market survey data. Any differences in compensation levels and mix that exist among the NEOs are primarily due to differences in market practices for similar positions and the responsibility, scope, future potential and complexity of the NEO’s role at LSC.

Thomas J. Quinlan III Chief Executive Officer and President	Key Responsibilities
Our Chief Executive Officer and President is responsible for managing our business operations and overseeing our senior leaders. He leads the implementation of corporate policy and strategy and is the primary liaison between our Board and the management of the Company. In addition to his role as the leader of our organization and people, he also serves as the primary public face of the Company.
2017 Target Annual Compensation Mix

Suzanne S. Bettman Chief Administrative Officer and General Counsel	Key Responsibilities
Our Chief Administrative Officer and General Counsel is responsible for managing the Company’s administrative functions and overseeing the Company’s legal department. She also serves as the Chief Compliance Officer, and in that role manages the Company’s ethics and compliance program, and serves as the Company’s Corporate Secretary.
2017 Target Annual Compensation Mix

Andrew B. Coxhead Chief Financial Officer	Key Responsibilities
Our Chief Financial Officer is responsible for managing the Company’s overall financial condition, including our capitalization and our funding and liquidity profile. He is also responsible for financial analysis and reporting. He is the primary liaison to our investors.
2017 Target Annual Compensation Mix

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COMPENSATION DISCUSSION & ANALYSIS

Kent A. Hansen Chief Accounting Officer and Controller	Key Responsibilities
Our Chief Accounting Officer and Controller is responsible for managing the Company’s shared services centers, SEC reporting and compliance with US GAAP, our credit and collections departments and also is extensively involved in M&A due diligence, accounting and integration.
2017 Target Annual Compensation Mix

Richard T. Lane Chief Strategy and Supply Chain Officer	Key Responsibilities
Our Chief Strategy and Supply Chain Officer is responsible for implementing the Company’s strategy, manages the M&A function, leads the Company’s strategic sourcing efforts and has operational responsibility for the Company’s book reporting unit.
2017 Target Annual Compensation Mix

Base Salary

The HR Committee did not increase the base salaries of any of our NEOs in 2017.

Annual Incentive Plan

The HR Committee did not make any changes to the NEOs’ AIP targets as a percentage of base salary. The AIP targets are 150% for Mr. Quinlan and Ms. Bettman, 100% for Messrs. Coxhead and Lane and 75% for Mr. Hansen.

The HR Committee reviewed the 2017 results and the Company’s performance against the net sales and non-GAAP EBITDA goals established and required to be met for the AIP to be funded. For 2017, the target EBITDA goal was $360 million (with the minimum goal of $324 million and a maximum goal of $396 million), with actual results of $328 million. As a result, and consistent with our pay for performance philosophy, and following management’s recommendation, the HR Committee determined that while the net sales threshold target was met, year to date performance against the EBITDA corporate financial target did not merit an AIP payout. Thus, no annual bonuses were paid under the AIP for 2017 to any employee, including the CEO and the other NEOs.

Long-Term Incentive Program

With respect to 2017 compensation decisions, the HR Committee had a series of discussions regarding the most appropriate way to motivate and retain its executives while still maintaining a continued focus on producing strong operating results. While the Company had limited historical performance data due to the Separation, the HR Committee believes it is important to continue to use equity incentives to provide alignment with stockholders, to emphasize long-term performance and to ensure continuity of senior leadership.

In 2016, the HR Committee determined that a limited group of executives, including the NEOs, would receive a one time, non-recurring “Founders’ Award” in connection with the Separation to incent long-term retention, align such executives’ interests with new stockholder interests, and allow participants to share in post-Separation gains in LSC value. These 2016 Founders’ Awards were in the form of performance-based restricted stock and granted on the date of the Separation by the HR Committee. The HR Committee also determined at the time of the grant that, in consideration of his 2016 Founders’

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COMPENSATION DISCUSSION & ANALYSIS

Award, Mr. Quinlan would not be eligible for an annual grant under the 2017 LTIP. The 2016 Founders’ Awards are subject to both performance-based and time-based vesting. In order for the shares to vest, non-GAAP EBITDA greater than $250 million was required to be achieved in any one of the three 12-month periods following the October 1, 2016 grant date. In October 2017, the HR Committee certified that the non-GAAP EBITDA performance target for the October 1, 2016 to September 30, 2017 performance period was achieved, and one-third of the shares were vested. All shares would have been forfeited if the performance target had not been met, and the 2016 Founders’ Awards will continue to be subject to time-based vesting with the remaining two-thirds of the Founders’ Awards vesting, subject to continued employment, ratably in 2018 and 2019.

The 2017 LTIP grants for the NEOs (other than the CEO) consisted of:

Restricted Stock Awards	Restricted Share Units

+  CEO was not eligible for a grant

+  Based on the achievement of a one year pre-set performance-based financial target of free cash flow of $125 million (with a minimum goal of $94 million and a maximum goal of $138 million) for 2017

+  Cliff vest at the end of three years if performance metrics achieved, subject to continued employment

+  Accrue dividends

+  Granted at 120% of the performance-based financial target subject to cut back for performance

+  Granted at a weighting of 50% of total long-term equity awards (assuming performance at 100% of the performance-based financial target)

+  Payout started at 75% of target (equating to a 50% payout) and scaled to 100% for 100% achievement of target

+  Maximum opportunity for a 120% payout equating to 110% achievement of target

+  CEO was not eligible for a grant

+  Equivalent in value to one share of the Company’s common stock and settled in stock

+  Cliff vest at the end of three years, subject to continued employment

+  Do not accrue dividends

+  Granted at a weighting of 50% of the total 2017 long-term equity awards (assuming performance at 100% of the RSA performance-based financial target)

In early 2018, the HR Committee reviewed the Company’s 2017 results and performance against the free cash flow goal established for the RSAs. As a result, and consistent with our pay for performance philosophy, the HR Committee certified the attainment of the performance-based financial target of free cash flow which, based upon the scale established by the HR Committee, corresponded to an achievement level of 110%, resulting in a 120% payout of the RSAs. However, the RSAs will not vest or be paid out until March of 2020, subject to the participant’s continued employment.

See Executive Compensation – Grants of Plan-Based Awards for details concerning grants made to each NEO.

Perquisites

In 2017, the HR Committee determined to extend the benefit of Company-paid supplemental long-term disability and life insurance effective 2018 to each of Messrs. Coxhead, Hansen and Lane to align with the benefits already afforded to Mr. Quinlan and Ms. Bettman. The premium cost for these supplemental benefits will be included as taxable income for the NEOs and there is no tax gross-up on these benefits.

OTHER POLICIES AND PRACTICES

Benefit Programs

LSC’s benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to retain high-caliber executives. Primary benefits for executive officers include participation in LSC’s broad-based plans at the same benefit levels as other employees, including: retirement plans, savings plans, health and dental plans and various insurance plans, including disability and life insurance.

LSC also provides certain executives, including certain of the NEOs, with the following benefits:

+	Supplemental Retirement Plan: Because RRD froze its qualified retirement plans as of December 31, 2011, generally no additional benefits accrue under such plans or the related supplemental retirement plan as each were transferred to LSC in the Separation. LSC maintains the “frozen” supplemental retirement plan for eligible employees (which includes approximately 550 (active and inactive) employees including certain of the NEOs).

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COMPENSATION DISCUSSION & ANALYSIS

+	Supplemental Insurance: Supplemental life and long-term disability insurance is provided to all NEOs to enhance the value of LSC’s overall compensation program. The premium cost for these supplemental benefits is included as taxable income for the NEOs and there is no tax gross-up on these benefits.

+	Deferred Compensation Plan: LSC’s deferred compensation plan is not accepting additional deferrals. Existing balances in the plan, investment options and previous deferral elections remained in place as of the Separation.

+	Limited Perquisites: Our NEOs receive limited perquisites. Taxes on all perquisites are the sole responsibility of the NEO. The HR Committee believes that these perquisites are important for retention and recruitment purposes. LSC reimburses expenses for financial counseling services to provide certain NEOs access to an independent financial advisor of their choice. The cost of these services, if utilized, is included as taxable income for the NEOs. A monthly automobile allowance provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. If utilized, this allowance is included as taxable income for the NEOs. Mr. Lane receives reimbursement for monthly dues and business entertainment expenses for a country club membership utilized to entertain customers and suppliers. The reimbursement for monthly dues is not included as taxable income to him. LSC had a fractional ownership interest in a private plane. In 2017, there was no personal use of the plane. Specific executive officer perquisites are listed in the footnotes to the 2017 Summary Compensation Table.

Post-Termination Benefits

The HR Committee reviewed the post-termination benefits available to the NEOs and other executives in 2017. Most notably, Mr. Quinlan and Ms. Bettman entered into amendments to their employment agreements (which were entered into with RRD and assumed by the Company in the Separation) after such review to remove their legacy Section 280G excise tax gross-ups.

The HR Committee believes that severance benefits and change in control benefits are necessary in order to attract and retain the caliber and quality of executives that the Company needs in its most senior positions. These benefits are particularly important in our consolidating industry, as they provide for continuity of senior management and help our executives focus on results and strategic initiatives.

Each of our NEOs, including Mr. Quinlan, has an agreement that provides for severance payments and benefits if termination occurs without “cause” or, in the case of Mr. Quinlan and Ms. Bettman, upon a resignation of employment for “good reason.” Mr. Quinlan is also eligible to receive additional compensation if he is terminated in connection with or following a “change in control.” However, all such payments are “double trigger” (requiring both a change in control and a qualifying termination).

Additional information regarding severance and change in control payments, including definitions of the key terms and a quantification of benefits that would have been received by our NEOs had a termination occurred on December 31, 2017, is found under Potential Payments upon Termination or Change in Control.

In early 2018, the HR Committee determined that Ms. Bettman and Messrs. Coxhead, Hansen and Lane would be eligible to participate in the Company’s Key Employee Severance Plan (which was adopted by the HR Committee in October 2017) if they each agreed to waive any existing employment or severance agreements which each subsequently did.

As of December 31, 2017, none of the NEOs were participants in the Key Employee Severance Plan and their entitlement to post-termination benefits continued to be governed under their agreements described in Potential Payments upon Termination or Change in Control.

Stock Ownership Guidelines

The HR Committee has established stock ownership guidelines for the NEOs and certain other executives. These guidelines are designed to encourage LSC’s executives to have a meaningful equity ownership in LSC, thereby linking their interests with those of our stockholders. These stock ownership guidelines provide that, within three years of becoming an executive, each executive must own (by a combination of shares owned outright, shares owned through LSC’s 401(k) plan and shares of unvested RSAs and unvested RSUs, but excluding unexercised stock options or PSUs) shares of LSC common stock with a value of 5x base salary for the CEO, 3x base salary for the NEOs other than the CEO and 1x base salary for all other executives covered by the guidelines. Failure to achieve or make progress toward the guidelines shall be cause for review of such executive’s right to future participation in stock grants and/or affect future LTIP award payouts. As of March 1, 2018, all of our NEOs had met, exceeded or made appropriate progress toward their applicable stock ownership guidelines.

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COMPENSATION DISCUSSION & ANALYSIS

Tax Deductibility Policy

The HR Committee considers the deductibility of compensation for federal income tax purposes in the design of LSC’s compensation programs. The HR Committee is cognizant of and will continue to consider the impact of the Tax Cuts and Jobs Act of 2017, which expanded the number of individuals covered by Section 162(m) of the Internal Revenue Code of 1986, as amended, and eliminated the exception for performance-based compensation (generally effective beginning with our 2018 tax year) on the Company’s compensation programs and design. While LSC generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers to the maximum extent permitted under applicable law, the HR Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, the LSC Compensation Philosophy, and the best interests of LSC stockholders even if amounts are not fully tax deductible.

The RSAs granted as part of the 2017 LTIP were subject to achievement of a performance threshold (for the NEOs) that the HR Committee believes will permit the RSAs to be deductible under Section 162(m). The Company’s annual bonuses to the NEOs under the 2017 AIP were also designed to be tax deductible in accordance with Section  162(m), but no such bonuses were paid (as described above).

Clawback Policy

The Company’s Clawback Policy allows the Company to seek reimbursement of incentive compensation paid or awarded to current or former executive officers of the Company where:

+	The individual from whom disgorgement is sought was an executive officer at the time of the incentive compensation payment or award or the vesting of such award;

+	The payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were subsequently the subject of a restatement due to material noncompliance (other than as a result of a change in applicable accounting principles) of the Company with any financial reporting requirement under the federal securities laws as a result of misconduct on the part of the executive officer from whom the reimbursement is sought;

+	A lower payment or award would have been made to such executive officer based upon the restated financial results; and

+	The incentive compensation payment or award or the vesting of such award occurred during the three-year period preceding the date on which the Company first disclosed that it is or will be required to prepare an accounting restatement.

The amount subject to clawback is the portion of the incentive compensation paid for or during the three-year period that is greater than the amount that would have been paid or received had the financial results been properly reported. In addition, outstanding equity awards where the HR Committee took into account the financial performance in granting such awards which performance was subsequently reduced due to a restatement may be cancelled in whole or in part at the HR Committee’s discretion. Incentive compensation subject to the Clawback Policy includes bonuses, stock option grants and performance shares or other performance-based awards under the Company’s equity incentive program, but does not include restricted stock or similar awards subject to only time-based vesting.

No Hedging, No Pledging and No Short Sales

LSC’s Insider Trading and Window Period Policy prohibits all employees, directors and certain of their family members from engaging in any of the following transactions: pledging securities whether as collateral for a loan or otherwise, holding securities in a margin account, short sales, trading in publicly traded options, puts or calls, hedging or any similar transactions or arrangements with respect to LSC securities. The policy does not provide for any exceptions or waivers.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee, on behalf of the Board, establishes and monitors LSC’s overall compensation strategy to ensure that executive officer compensation supports the Company’s business objectives. In fulfilling its oversight responsibilities, the Human Resources Committee reviewed and discussed with management the Compensation Discussion & Analysis section of this proxy statement.

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COMPENSATION DISCUSSION & ANALYSIS

In reliance on the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion & Analysis be incorporated in LSC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and LSC’s proxy statement to be filed in connection with the Company’s 2018 Annual Meeting of Stockholders.

Human Resources Committee

Francis J. Jules, Chairman

M. Shân Atkins

Thomas F. O’Toole

Douglas W. Stotlar

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The 2017 Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer and the three most highly compensated executive officers (other than the principal executive officer and principal financial officer) (the “NEOs”) as of December 31, 2017.

Prior to the Separation, Messrs. Quinlan and Coxhead and Ms. Bettman were named executive officers of RRD and therefore information regarding their compensation for 2015 is included in the 2017 Summary Compensation Table. Messrs. Hansen and Lane were not named executive officers of RRD, nor in the same position at RRD, and therefore no 2015 compensation information for them is reported in the table below. The information set forth below for Messrs. Quinlan and Coxhead and Ms. Bettman with respect to the year ended December 31, 2015 is historical RRD compensation which has been provided by, or derived from information provided by, RRD and reflects compensation earned for services rendered to RRD. The information set forth below with respect to the year ended December 31, 2016 for all NEOs includes compensation received from RRD prior to the Separation combined with compensation received from LSC following the Separation and our spin-off from RRD.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)		Total ($) (j)
Thomas J. Quinlan III Chief Executive Officer and President(5)	2017	1,200,000	0	—	—	0	115,374	35,109	(6)	1,350,483
	2016	1,200,000	0	11,149,766	—	162,000	64,820	32,763		12,609,349
	2015	1,183,333	0	6,420,138	—	340,200	—	31,844		7,975,515
Suzanne S. Bettman Chief Administrative Officer and General Counsel(7)	2017	540,000	900,000	779,833	—	0	62,101	22,858	(8)	2,304,792
	2016	509,999	725,000	1,850,252	—	72,900	30,449	31,498		3,220,098
	2015	458,333	225,000	921,488	—	141,750	—	35,502		1,782,073
Andrew B. Coxhead Chief Financial Officer(9)	2017	540,000	533,334	928,711	—	0	42,051	—		2,044,096
	2016	378,750	458,333	1,003,351	—	48,600	8,522	—		1,897,556
	2015	325,000	133,333	355,011	—	61,425	—	—		874,769
Kent A. Hansen Chief Accounting Officer and Controller(10)	2017	285,000	0	158,919	—	0	—	—		443,919
	2016	91,761	100,000	284,982	—	6,348	—	—		483,091

Richard T. Lane Chief Strategy and Supply Chain Officer(11)	2017	400,000	364,363	424,548	—	0	53,153	13,085	(12)	1,255,149
	2016	385,000	146,643	684,379	—	36,000	30,213	12,293		1,294,528

1	The amounts shown in this column for 2017 consist of: (a) deferred cash awards granted under the RRD 2012 Performance Incentive Plan (the “RRD PIP”) in March 2014, of which one-third vested on January 1, 2017 in the following amounts: $225,000 for Ms. Bettman, $133,334 for Mr. Coxhead and $71,643 for Mr. Lane; (b) deferred cash awards granted under the RRD PIP in March 2013, that cliff vested on March 2, 2017 in the following amounts: $675,000 for Ms. Bettman, $400,000 for Mr. Coxhead and $292,720 for Mr. Lane.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      33

EXECUTIVE COMPENSATION

2	The amounts shown in this column constitute the aggregate grant date fair value of restricted share units (“RSUs”) and restricted stock awards (“RSAs”) granted during the 2017 fiscal year under the LSC 2016 Performance Incentive Plan (the “LSC PIP”), prior to the approval of our Amended and Restated LSC PIP by our stockholders at our 2017 Annual Meeting of Stockholders. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). See Note 16 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Outstanding Equity Awards at Fiscal Year-End. The HR Committee determined at the time of the grant that, in consideration of his 2016 Founders’ Award, Mr. Quinlan was not eligible for an annual grant under the 2017 long-term incentive program. The other NEOs were granted performance-based RSAs with the grant date fair values in the table below. The values in the table below and included above in the 2017 Summary Compensation Table are included at 110% of target, but any unearned shares will be forfeited.

Type of Award	Thomas Quinlan	Suzanne Bettman	Andrew Coxhead	Kent Hansen	Richard Lane
LSC RSUs	0	$339,077	$403,739	$69,205	$184,635
LSC RSAs	0	$440,756	$524,972	$89,714	$239,913

3	The HR Committee reviewed the 2017 results and the Company’s performance against the adjusted EBITDA goal established for the AIP. As a result, and consistent with our pay for performance philosophy, and following management’s recommendation, the HR Committee made the determination that year to date performance did not merit the receipt of AIP payouts. Thus, no payouts were made under the AIP for 2017. See Compensation Discussion & Analysis for further information.

4	The amounts shown in this column include the aggregate of the increase, if any, in actuarial values of each of the NEO’s benefits under our pension plans and supplemental pension plans.

5	Mr. Quinlan served as President and Chief Executive Officer of RRD until September 30, 2016 and assumed the responsibilities of Chief Executive Officer and President of LSC at the time of the Separation.

6	This amount includes the value of the following: (a) interest of $11,479 (calculated at the prime interest rate) in the aggregate that was contributed by LSC in 2017 to Mr. Quinlan’s Supplemental Executive Retirement Plan-B account, (b) a corporate automobile allowance of $16,800, (c) supplemental life insurance premium paid by LSC of $2,290, and (d) supplemental disability insurance premium paid by LSC of $4,540. LSC does not provide a tax gross-up on these benefits.

7	Ms. Bettman served as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of RRD until September 30, 2016 and assumed the responsibilities of Chief Administrative Officer and General Counsel of LSC at the time of the Separation.

8	This amount includes the value of the following: (a) a corporate automobile allowance of $16,800, (b) supplemental life insurance premium paid by LSC of $1,690, and (c) supplemental disability insurance premium paid by LSC of $4,368. LSC does not provide a tax gross-up on these benefits.

9	Mr. Coxhead served as Senior Vice President, Chief Accounting Officer of RRD until September 30, 2016 and assumed the responsibilities of Chief Financial Officer of LSC at the time of the Separation.

10	Mr. Hansen was hired by RRD on September 6, 2016 and assumed the responsibilities of Chief Accounting Officer and Controller of LSC at the time of the Separation.

11	Mr. Lane served as Executive Vice President — Global Business Solutions of RRD prior to September 30, 2016 and assumed the responsibilities of Chief Strategy and Supply Chain Officer of LSC at the time of the Separation.

12	This amount consists of reimbursement by LSC for monthly dues and business entertainment expenses for Mr. Lane’s individual country club membership.

34      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

The table below shows additional information regarding awards granted during the year ended December 31, 2017 under LSC’s performance incentive plans, including (i) the threshold, target and maximum level of annual cash incentive awards for the NEOs for performance during 2017, as established by the LSC HR Committee in February 2017, (ii) the RSAs granted in February 2017 under the LSC PIP and (iii) RSUs granted in February 2017 under the LSC PIP. See Compensation Discussion & Analysis — Long Term Incentive Program for a more detailed discussion of the impact on certain of the awards discussed in the following table.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(3)	Grant Date Fair Value of Stock and Option Awards ($)(l)(4)
Name (a)	Grant Date(b)		Threshold(5) ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Thomas Quinlan	—		—	1,800,000	2,700,000	—	—	—	—	—
	2/27/17	(6)	—	—	—	0	0	0	—	—
Suzanne Bettman	—		—	810,000	1,215,000	—	—	—	—	—
	2/27/17		—	—	—	—	—	—	12,690	339,077
	2/27/17		—	—	—	6,345	12,690	15,230	—	440,756
Andrew Coxhead	—		—	540,000	810,000	—	—	—	—	—
	2/27/17		—	—	—	—	—	—	15,110	403,739
	2/27/17		—	—	—	7,555	15,110	18,140	—	524,972
Kent Hansen	—		—	213,750	320,625	—	—	—	—	—
	2/27/17		—	—	—	—	—	—	2,590	69,205
	2/27/17		—	—	—	1,295	2,590	3,100	—	89,714
Richard Lane	—		—	400,000	600,000	—	—	—	—	—
	2/27/17		—	—	—	—	—	—	6,910	184,635
	2/27/17		—	—	—	3,455	6,910	8,290	—	239,913

1	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2017 Summary Compensation Table. In 2017, the HR Committee determined that year to date performance did not merit the receipt of any non-equity incentive plan compensation under the AIP. Thus, no payouts were made under the AIP to any of our NEOs for 2017. See Compensation Discussion & Analysis for further information.

2	Consists of RSAs which are earned for achieving a specified free cash flow target for fiscal year 2017 beginning January 1, 2017 and ending December 31, 2017. In early 2018, the HR Committee certified the attainment of over 110% of the target goal equating to a 120% payout of the RSAs as shown under Maximum above. The RSAs are also subject to time-based vesting and will vest in full on March 2, 2020. Both the performance-based vesting and the time-based vesting must be met for the RSAs to vest. See Compensation Discussion & Analysis for further information on the equity grants and Potential Payments Upon Termination or Change in Control.

3	Consists of RSUs awarded under the LSC PIP. Each RSU is equivalent to one share of Company common stock and the awards vest in full on the third anniversary of the grant date. See Potential Payments Upon Termination or Change in Control.

4	Grant date fair value with respect to the RSAs and the RSUs is determined in accordance with ASC Topic 718. See Note 16 to the Consolidated and Combined Financial Statements included in the LSC Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Outstanding Equity Awards at Fiscal Year-End for further information on these awards.

5	The AIP begins to fund above the threshold, which is set at 90% of target. See Compensation Discussion & Analysis for more information.

6	In consideration of Mr. Quinlan’s 2016 Founders’ Award, the HR Committee chose not to grant a 2017 LTIP award to Mr. Quinlan. See Compensation Discussion & Analysis for further information.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      35

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows (i) each grant of stock options that are unexercised and outstanding and (ii) the aggregate number of unvested RSUs and RSAs for the NEOs as of December  31, 2017.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS				STOCK AWARDS
Name(a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)(4)
Thomas Quinlan	44,500	—	26.29	3/1/2022	—	—	—	—
	25,000	—	36.99	2/27/2021	—	—	—	—
	37,500	—	39.52	2/25/2020	—	—	—	—
	118,750	—	14.09	3/1/2019	—	—	—	—
	—	—	—	—	354,087	5,364,418	119,433	1,809,410
Suzanne Bettman	—	—	—	—	62,552	947,663	39,344	596,062
Andrew Coxhead	—	—	—	—	34,651	524,963	34,589	524,023
Kent Hansen	—	—	—	—	2,590	39,239	10,335	156,575
Richard Lane	—	—	—	—	25,469	385,855	18,444	279,427

Note:	Multiple awards have been aggregated where the expiration date and the exercise price of the instruments are identical. See the Compensation Discussion & Analysis contained in the Company’s 2017 proxy statement for information concerning the treatment of RRD equity in connection with the Separation.

1	The following table provides information with respect to the vesting schedule of each NEO’s outstanding unvested RSUs over shares of common stock that are set forth in the above table.

Vesting Date	Thomas Quinlan	Suzanne Bettman	Andrew Coxhead	Kent Hansen	Richard Lane
3/2/2018	102,211	14,676	5,653	0	7,445
3/2/2019	251,876	35,186	13,888	0	11,114
3/2/2020	0	12,690	15,110	2,590	6,910

2	Assumes a closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

3	For Mr. Quinlan, represents RSAs remaining from his 2016 Founders’ Award, which will vest ratably on October 1, 2018 and 2019 subject to continued employment. For Ms. Bettman, represents (i) 24,114 RSAs remaining from her 2016 Founders’ Award, which will vest ratably on October 1, 2018 and 2019 subject to continued employment, and (ii) 15,230 RSAs from a grant on February 27, 2017, which are earned for achieving a specified non-GAAP Free Cash Flow of $125 million for the fiscal year ended December 31, 2017 and will cliff vest on March 2, 2020 (the “2017 RSAs”). Both the performance-based vesting and the time-based vesting must be met for the 2017 RSAs to vest. For Mr. Coxhead, represents (i) 16,449 RSAs remaining from his 2016 Founders’ Award, which will vest ratably on October 1, 2018 and 2019 subject to continued employment, and (ii) 18,140 RSAs remaining from his grant of 2017 RSAs, which will vest on March 2, 2020 subject to continued employment. For Mr. Hansen, represents (i) 7,235 RSAs remaining from his Founders’ Award, which will vest ratably on October 1, 2018 and 2019 subject to continued employment, and (ii) 3,100 RSAs remaining from his grant of 2017 RSAs, which will vest on March 2, 2020 subject to continued employment. For Mr. Lane, represents (i) 10,154 RSAs remaining from his 2016 Founders’ Award, which will vest ratably on October 1, 2018 and 2019 subject to continued employment, and (ii) 8,290 RSAs remaining from his grant of 2017 RSAs, which will vest on March 2, 2020 subject to continued employment. Both the performance-based vesting and the time-based vesting must be met for the RSAs to vest.

4	Assumes maximum performance achievement (120% payout of the RSA) and a closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

36      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

The following table shows information regarding the value of options exercised and RSAs, RSUs and PSUs vested during the year ended December 31, 2017.

Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)(1)	Value Realized on Vesting ($)(e)(2)
Thomas Quinlan	N/A	N/A	126,968	2,226,131
Suzanne Bettman	N/A	N/A	22,711	406,678
Andrew Coxhead	N/A	N/A	12,362	219,144
Kent Hansen	N/A	N/A	3,616	62,195
Richard Lane	N/A	N/A	8,125	155,358

1	Includes shares of LSC common stock resulting from the vesting of LSC RSUs that were issued to the NEOs in connection with the conversion of PSUs granted by RRD in 2015 (for which performance through September 30, 2016 was certified by the RRD Human Resources Committee, with performance achievement of 54.1% of target) and converted to LSC RSUs subject to time-based vesting at the time of the Separation.

2	Value realized on vesting of RSUs is the fair market value on the date of vesting, based on the closing price of LSC common stock as reported by the NYSE, which on March 2, 2017 was $27.16. Value realized on vesting of RSAs is the fair market value on the date of vesting, based on the closing price of LSC common stock as reported by the NYSE, which on October 25, 2017 was $17.20. Value realized on vesting of RSUs resulting from the conversion of 2015 RRD PSUs, reflects a price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year). The actual future value to be realized of such converted RSUs may differ from the amount shown based on the closing price of LSC common stock on the date the shares are actually delivered.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      37

EXECUTIVE COMPENSATION

PENSION BENEFITS

Generally, effective December 31, 2011, RRD froze benefit accruals under all of its then existing federal income tax qualified U.S. defined benefit pension plans (collectively referred to as the “RRD Qualified Retirement Plans”) that were still open to accruals. Therefore, beginning January 1, 2012, participants generally ceased earning additional benefits under the RRD Qualified Retirement Plans. Thereafter, the RRD Qualified Retirement Plans were merged into one RRD Qualified Retirement Plan and generally no new participants entered this plan. Before the RRD Qualified Retirement Plans were frozen, accrual rates varied based on age and service. Accruals for the plans were calculated using compensation that generally included salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under a qualified pension plan is limited by law.

Defined benefit pension plans for LSC employees (collectively referred to as the “LSC Qualified Retirement Plans”), which were created to be substantially similar to those provided pre-Separation by RRD (including with respect to being frozen for future benefit accruals), were adopted in connection with the Separation. The assets and liabilities of LSC-allocated employees and certain former employees and retirees were transferred to, and assumed by, such LSC Qualified Retirement Plans. The LSC Qualified Retirement Plans are funded entirely by LSC with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under tax qualified plans. Prior to being frozen, to the extent an employee’s pension would have accrued under a qualified retirement plan if it were not for such limitations, the additional benefits were accrued under an unfunded supplemental pension plan by RRD prior to the Separation (the “RRD SERP”) and following the Separation by LSC in an unfunded supplemental pension plan (the “LSC SERP”). The assets and liabilities of the RRD SERP related to LSC-allocated employees and certain former employees and retirees were transferred at the time of the Separation to the LSC SERP. Prior to a change of control, the LSC SERP is unfunded and provides for payments to be made out of LSC’s general assets. Generally, no additional benefits will accrue under the LSC Qualified Retirement Plans or the related LSC SERP.

Some participants, including those that have a cash balance or pension equity benefit, can elect to receive either a life annuity or a lump sum amount upon termination. Other participants will receive their plan benefit in the form of a life annuity. Under a life annuity benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in a reduced amount for the lives of the participant and surviving spouse or other named survivor.

See Note 13 to the Consolidated and Combined Financial Statements included in the LSC Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit under the LSC Qualified Retirement Plan and the LSC SERP set forth in the table below.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)(1)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Thomas Quinlan	Pension Plan	11	110,555	—
	LSC SERP	11	769,667	—
Suzanne Bettman	Pension Plan	7	126,649	—
	LSC SERP	7	300,648	—
Andrew Coxhead	Pension Plan	16	164,396	—
	LSC SERP	16	59,944	—
Kent Hansen(2)	Pension Plan	—	—	—
	LSC SERP	—	—	—
Richard Lane	Pension Plan	12	294,853	—
	LSC SERP	12	220,069	—

1	The number of years of credited service was frozen effective December 31, 2011 (the date benefit accruals were frozen).

2	Mr. Hansen was hired by RRD after the RRD Qualified Retirement Plan was frozen, so he is not a participant in the LSC Qualified Retirement Plan or the LSC SERP and has no benefits thereunder.

38      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to RRD’s Deferred Compensation Plan, participants were able to defer up to 50% of base salary and 90% of annual incentive bonus payments. Deferred amounts were credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the participant could change at any time. RRD did not make contributions to participants’ accounts under the RRD Deferred Compensation Plan in 2016.

In connection with the Separation, LSC created the LSC Deferred Compensation Plan which is substantially similar to the RRD Deferred Compensation Plan, and the assets and liabilities of LSC-allocated employees and certain former employees and retirees were transferred to, and assumed by, the LSC Deferred Compensation Plan. Participants’ deferral elections continued through the end of the 2016 calendar year. LSC determined not to offer eligible employees the opportunity to make deferrals for 2017 and will determine, in its discretion, whether to offer eligible employees the opportunity to make deferrals in the future. LSC did not make any contributions to participants’ accounts under the LSC Deferred Compensation Plan in 2016 or 2017.

Distributions generally are paid in a lump sum on the latter of the first day of the year following the year in which the participant’s employment with LSC terminates or the six-month anniversary of such termination unless the participant elects that a distribution be made three years after a deferral under certain circumstances.

RRD’s Supplemental Retirement Plan-B (the “SERP-B”) was transferred to LSC in connection with the Separation. Under the SERP-B, participants could defer a portion of their regular earnings substantially equal to the difference between the amount that, in the absence of legislation limiting additions to the company’s savings plan, would have been allocated to a participant’s account as before-tax and matching contributions, minus the deferral amount actually allocated under the savings plan. Deferred amounts earn interest at the prime rate and such interest and distributions are paid in a lump sum upon the six-month anniversary of the termination of the participant’s employment. The SERP-B was frozen in 2004 and no additional amounts may be contributed by the NEOs.

The table below shows (i) the contributions made by each of the NEOs during the year ended December 31, 2017, (ii) aggregate earnings on each of the NEO’s account balance during the year ended December 31, 2017 and (iii) the account balance of each NEO as of December 31, 2017. The table also presents amounts deferred under the SERP-B.

Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Thomas Quinlan
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	11,479	—	281,563
Suzanne Bettman
Deferred Compensation Plan	—	—	292,774	—	1,654,813
Andrew Coxhead
Deferred Compensation Plan	—	—	—	—	—
Kent Hansen
Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Richard Lane
Deferred Compensation Plan	—	—	100,530	—	539,137

1	Amounts in this column with respect to the Deferred Compensation Plan are not included in the 2017 Summary Compensation Table. Amounts in this column for Mr. Quinlan with respect to the SERP-B consist of contributed interest calculated at the prime interest rate on the NEO’s account balance and are included in the 2017 Summary Compensation Table.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      39

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes the payments that would have been received by the NEOs upon termination of employment at December 31, 2017. The amount of these payments would have depended upon the circumstances of termination, which include termination by LSC without Cause, termination by the employee for Good Reason, other voluntary termination by the employee, death, disability, or termination following a Change in Control of LSC (each as defined in the applicable employment agreement). The information in this section is based upon the employment arrangements as in effect as of December 31, 2017, and does not reflect any changes implemented in early 2018 pursuant to the Company’s new Key Employee Severance Plan and the Participation Agreements thereunder entered into by Ms. Bettman and Messrs. Coxhead, Hansen and Lane. This information is presented to illustrate the payments the NEOs would have received from LSC under the various termination scenarios. A description of the terms with respect to each of these types of terminations follows.

TERMINATION OTHER THAN AFTER A CHANGE IN CONTROL

The employment agreements in effect on December 31, 2017 with each NEO provided for payments of certain benefits, as described below, upon termination of employment. The NEO’s rights upon a termination of employment depend upon the circumstances of termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Good Reason’ that are used in those agreements. For purposes of the employment agreements:

+	LSC has Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of applicable executives or the LSC Board, as applicable, committing an act materially injurious (monetarily or otherwise) to LSC or LSC’s subsidiaries, commission of a felony or other actions specified in the definition. Mr. Lane’s employment agreement does not contain a definition of Cause.

+	Mr. Quinlan and Ms. Bettman are said to have Good Reason to terminate employment (and thereby gain access to the benefits described below) if LSC assigns the NEO duties that represent a material diminution of his or her duties or responsibilities, reduces the NEO’s compensation, generally requires that the NEO’s principal office be located other than in or around Chicago, Illinois (for Ms. Bettman) or New York, New York (for Mr. Quinlan), or materially breaches the employment agreement. Messrs. Coxhead’s, Hansen’s and Lane’s employment agreements do not provide for rights upon termination for Good Reason.

The employment agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against LSC and certain associated individuals and entities. The employment agreements also include non-compete and non-solicit provisions that would apply for a period of one to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

TERMINATION AFTER A CHANGE IN CONTROL

In response to stockholder feedback, the legacy Section 280G excise tax gross-ups contained in Mr. Quinlan and Ms. Bettman’s employment agreements were removed, and therefore, none of the NEOs are entitled to tax gross-ups upon a termination after a Change in Control of LSC.

As with the severance provisions described above, the rights to which the NEOs are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

POTENTIAL PAYMENT OBLIGATIONS UNDER EMPLOYMENT AGREEMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables set forth LSC’s payment obligations under the employment agreements under the circumstances specified upon a termination of the employment of the NEOs or upon a Change in Control, assuming such termination occurred on December 31, 2017. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Executive Compensation — Pension Benefits and Executive Compensation — Nonqualified Deferred Compensation.

Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination, termination after a Change in Control or after a Change in Control.

40      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Disability or Death

All NEOs (other than Mr. Hansen, who was hired by RRD after the RRD pension plan was frozen) are entitled to pension benefits upon death or disability according to the terms of the LSC Qualified Retirement Plans. Mr. Quinlan’s and Ms. Bettman’s employment agreements provide that in the event of disability or death, in addition to payments under LSC’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, such NEOs are entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by LSC for the NEO’s benefit. Pursuant to the terms of the AIP, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid and as available to all employees who participate in the plan. Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of their applicable award agreements.

Equity Acceleration

Pursuant to the terms of their employment agreements, Mr. Quinlan and Ms. Bettman are entitled to immediate vesting of all outstanding time-based equity awards in the event of any termination initiated by the NEO for Good Reason or termination initiated by LSC without Cause. All of Mr. Quinlan’s performance-based equity awards, and all of Ms. Bettman’s performance-based equity awards granted to her on or after October 25, 2017 (the date of the amendment to her employment agreement), will be treated in accordance with the applicable award agreement. All of our NEOs are generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the applicable performance incentive plan) under the terms of the 2016 Performance Incentive Plan, prior to the plan’s amendment at our 2017 Annual Meeting of Stockholders. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason or termination with Cause. Treatment of equity upon death or disability is discussed in Disability or Death above.

Value of accelerated RSUs and PSUs is the fair market value on the date of termination. Value of accelerated options is determined by subtracting the exercise price from the fair market value on the date of termination. For purposes of the following tables, fair market value is the closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

Health Care Benefits

Mr. Quinlan and Ms. Bettman’s employment agreements generally provide that, after resignation for Good Reason or termination without Cause, LSC will continue providing the medical, dental, and vision coverage to them that they were eligible to receive immediately prior to such termination until the end date of an enumerated period following their date of termination. For Mr. Quinlan, this period is 24 months after such resignation or termination before a Change in Control, and the last day of the second calendar year following the calendar year in which such termination occurs after a Change in Control. For Ms. Bettman, this period is 18 months after such resignation or termination (either before or after a Change in Control). Messrs. Coxhead’s and Lane’s employment agreements provide for group health plan continuation of coverage for 18 months subsidized to the active employee’s rates for the first 12 months after termination. Mr. Hansen’s employment agreement does not provide for continuation of medical coverage following termination of employment. In the event of resignation other than for Good Reason or termination with Cause, the NEOs are entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described in Disability or Death above.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      41

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables assume that termination or any Change in Control took place on December 31, 2017.

Mr. Quinlan, the Company’s Chief Executive Officer and President, would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than for Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash Severance:
Base Salary	2,400,000	(1)	0	3,600,000	(2)	0		—	(3)	—
Bonus	3,600,000	(1)	0	5,475,000	(2)	0		—	(4)	—	(4)
Equity:(5)
Restricted Stock Units	5,364,418	(6)	0	5,364,418	(7)	5,364,418	(7)	5,364,418	(8)	5,364,418	(8)
Restricted Stock	0		0	1,809,410	(7)	1,809,410	(7)	1,809,410	(8)	1,809,410	(8)
Benefits and Perquisites:(9)
Post-Termination Health Care	19,898		0	19,898		0		—		—
Supplemental Life Insurance	4,580		0	4,580		0		—		2,000,000	(10)
Supplemental Disability Insurance	9,080		0	9,080		0		1,830,006	(11)	—
Financial Planning	24,000		0	24,000		0		—		—
Car Allowance	33,600		0	33,600		0		—		—
Total:	11,455,576		0	16,339,986		7,173,828		9,003,834		9,173,828

1	Mr. Quinlan is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Quinlan would have been entitled to his annual bonus on December 31 pursuant to the terms of the plan under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll as of December 31, the same terms generally available to all salaried employees who participate in the plan), which is not reflected in this table.

2	Pursuant to the terms of his employment agreement, Mr. Quinlan is also entitled to his pro-rated annual bonus for the year in which the termination after a Change in Control occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is not reflected in this table as, assuming a termination date of December 31, 2017, Mr. Quinlan would have been entitled to this bonus pursuant to the terms of the plan under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll as of December 31) which are the same terms generally available to all salaried employees who participate in the plan. Mr. Quinlan is entitled to 3x base salary and 3x annual bonus as if all targets and objectives had been met, paid over the applicable severance period, which are reflected in this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Quinlan is entitled pursuant to the terms of his employment agreement.

3	Mr. Quinlan is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4	Mr. Quinlan is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid, which are the same terms generally available to all salaried employees who participate in the AIP.

5	Assumes the closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

6	All unvested time-based equity awards held by Mr. Quinlan will vest immediately upon his resignation for Good Reason or termination without Cause pursuant to the terms of his employment agreement.

7	All unvested time-based equity awards held by Mr. Quinlan will vest immediately upon a Change in Control (as defined in the LSC PIP) under the terms of the LSC PIP.

8	All unvested equity awards held by Mr. Quinlan will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

9	Except as disclosed, Mr. Quinlan receives the same benefits that are generally available to all salaried employees upon disability or death.

10	Represents benefits payable under a supplemental life insurance policy maintained by LSC for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.

11	Represents benefits payable under a supplemental disability insurance policy maintained by LSC for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.

42      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ms. Bettman, LSC’s Chief Administrative Officer and General Counsel, would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than for Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash Severance:
Base Salary	810,000	(1)	0	810,000	(1)	0		—	(2)	—
Bonus	1,215,000	(1)	0	1,215,000	(1)	0		—	(3)	—	(3)
Equity:(4)
Restricted Stock Units	947,663	(5)	0	947,663	(6)	947,663	(6)	947,663	(7)	947,663	(7)
Restricted Stock	596,062	(5)	0	596,062	(6)	596,062	(6)	596,062	(7)	596,062	(7)
Benefits and Perquisites:(8)
Post-Termination Health Care	2,244		0	2,244		0		—		—
Supplemental Life Insurance	2,535		0	2,535		0		—		2,000,000	(9)
Supplemental Disability Insurance	6,552		0	6,552		0		2,070,000	(10)	—
Financial Planning	18,000		0	18,000		0		—		—
Car Allowance	25,200		0	25,200		0		—		—
Total:	3,623,255		0	3,623,255		1,543,724		3,613,724		3,543,724

1	Ms. Bettman is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Ms. Bettman would have been entitled to her annual bonus on December 31 pursuant to the terms of the plan under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll as of December 31, the same terms generally available to all salaried employees who participate in the plan), which is not reflected in this table.

2	Ms. Bettman is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

3	Ms. Bettman is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid, which are the same terms generally available to all salaried employees who participate in the AIP.

4	Assumes a closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

5	All unvested time-based equity awards and unvested performance-based equity awards granted to Ms. Bettman prior to October 25, 2017 will vest in full upon her resignation for Good Reason or termination without Cause pursuant to the terms of her employment agreement.

6	All unvested equity awards held by Ms. Bettman will vest immediately upon a Change in Control (as defined in the LSC PIP) under the terms of the LSC PIP.

7	All unvested equity awards held by Ms. Bettman will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

8	Except as disclosed, Ms. Bettman receives the same benefits that are generally available to all salaried employees upon death or disability.

9	Represents benefits payable under a supplemental life insurance policy maintained by LSC for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.

10	Represents benefits payable under a supplemental disability insurance policy maintained by LSC for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Coxhead, LSC’s Chief Financial Officer, would be entitled to the following:

	Termination Without Cause($)		Termination With Cause($)	Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash Severance:
Base Salary	540,000	(1)	0	540,000	(1)	0		—	(2)	—
Bonus	540,000	(1)	0	540,000	(1)	0		—	(3)	—	(3)
Equity:(4)
Restricted Stock Units	0		0	524,963	(5)	524,963	(5)	524,963	(6)	524,963	(6)
Restricted Stock	0		0	524,023	(5)	524,023	(5)	524,023	(6)	524,023	(6)
Benefits and Perquisites:(7)
Post-Termination Health Care	6,542		0	6,542		0		—		—
Total:	1,086,542		0	2,135,528		1,048,986		1,048,986		1,048,986

1	Mr. Coxhead is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Coxhead would have been entitled to his annual bonus on December 31 pursuant to the terms of the plan under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll as of December 31, the same terms generally available to all salaried employees who participate in the plan), which is not reflected in this table.

2	Mr. Coxhead is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

3	Mr. Coxhead is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid, which are the same terms generally available to all salaried employees who participate in the AIP.

4	Assumes a closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

5	All unvested equity awards held by Mr. Coxhead will vest immediately upon a Change in Control (as defined in the LSC PIP) under the terms of the LSC PIP.

6	All unvested equity awards held by Mr. Coxhead will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

7	Except as disclosed, Mr. Coxhead receives the same benefits that are generally available to all salaried employees upon death or disability.

Mr. Hansen, LSC’s Chief Accounting Officer and Controller, would be entitled to the following:

	Termination Without Cause($)		Termination With Cause($)	Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash Severance:
Base Salary	285,000	(1)	0	285,000	(1)	0		—	(2)	—
Bonus	213,750	(1)	0	213,750	(1)	0		—	(3)	—	(3)
Equity:(4)
Restricted Stock Units	0		0	39,239	(5)	39,239	(5)	39,239	(6)	39,156	(6)
Restricted Stock	0		0	156,575	(5)	156,575	(5)	156,575	(6)	156,575	(6)
Benefits and Perquisites:(7)	—		—	—		—		—		—
Total:	498,750		0	694,564		195,814		195,814		195,814

1	Mr. Hansen is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Hansen would have been entitled to his annual bonus on December 31 pursuant to the terms of the plan under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll as of December 31, the same terms generally available to all salaried employees who participate in the plan), which is not reflected in this table.

2	Mr. Hansen is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

3	Mr. Hansen is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid, which are the same terms generally available to all salaried employees who participate in the AIP.

44      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

4	Assumes a closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

5	All unvested equity awards will vest immediately upon a Change in Control (as defined in the LSC PIP) under the terms of the LSC PIP.

6	All unvested equity awards held by Mr. Hansen will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

7	Except as disclosed, Mr. Hansen receives the same benefits that are generally available to all salaried employees upon death or disability.

Mr. Lane, LSC’s Chief Strategy and Supply Chain Officer, would be entitled to the following:

	Termination Without Cause($)		Termination With Cause($)	Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash Severance:
Base Salary	600,000	(1)	0	600,000	(1)	0		—	(2)	—
Bonus	600,000	(1)	0	600,000	(1)	0		—	(3)	—	(3)
Equity:(4)
Restricted Stock Units	0		0	385,855	(5)	385,855	(5)	385,855	(6)	385,855	(6)
Restricted Stock	0		0	279,427	(5)	279,427	(5)	279,427	(6)	279,427	(6)
Benefits and Perquisites:(7)
Post-Termination Health Care	3,394		—	3,394		0		—		—
Total:	1,203,394		0	1,868,676		665,282		665,282		665,282

1	Mr. Lane is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Lane would have been entitled to his annual bonus on December 31 pursuant to the terms of the plan under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll as of December 31, the same terms generally available to all salaried employees who participate in the plan), which is not reflected in this table.

2	Mr. Lane is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

3	Mr. Lane is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid, which are the same terms generally available to all salaried employees who participate in the AIP.

4	Assumes a closing price per share of LSC of $15.15 on December 29, 2017 (the last trading day of the year).

5	All unvested equity awards held by Mr. Lane will vest immediately upon a Change in Control (as defined in the LSC PIP) under the terms of the LSC PIP.

6	All unvested LSC equity awards held by Mr. Lane will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

7	Except as disclosed, Mr. Lane receives the same benefits that are generally available to all salaried employees upon death or disability.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      45

2017 CEO PAY RATIO

2017 CEO PAY RATIO

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the compensation of the median employee to the annual total compensation of our CEO. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Quinlan and the ratio of those two values:

+	The 2017 annual total compensation of the median employee of LSC (other than our CEO) was $35,739;

+	The 2017 annual total compensation of our CEO, Mr. Quinlan, was $1,350,483; and

+	For 2017, the estimated ratio of the annual total compensation of Mr. Quinlan to the median annual total compensation of all our employees was approximately 38:1.

As is permitted under the rules of the SEC, to determine our median employee, we chose W-2 compensation components (determined for the period from January 1, 2017 through October 31, 2017), or the international equivalent. Using a determination date of October 31, 2017, we calculated the median compensation (converting to US dollars at the exchange rate on that date where applicable) of all full-time and part-time employees worldwide. Using a statistical sampling methodology, we then produced a sample of employees who were paid within a 5% range of that median and selected an employee from within that group as our median employee. After identifying our median employee, we then calculated 2017 annual total compensation for both our median employee and Mr. Quinlan using the same methodology that we used to determine our NEOs’ annual total compensation as reported in the 2017 Summary Compensation Table.

Our estimate of the ratio of our CEO’s 2017 annual total compensation to our median employee’s 2017 annual total compensation is 38:1. This ratio is calculated using a methodology consistent with the applicable SEC rules, as described above. We note that in consideration of Mr. Quinlan’s 2016 Founders’ Award, the HR Committee chose not to grant to Mr. Quinlan a long-term incentive plan equity award in 2017, and he (along with our other employees) did not receive an annual bonus under the 2017 Annual Incentive Plan. Therefore, our reported CEO pay ratio for 2017 of 38:1 may not be representative of the pay ratio reported in future years.

As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

46      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

LSC’s Non-Employee Director Compensation Plan provides that annual compensation for non-employee directors consists of a cash retainer and an equity retainer. The Corporate Responsibility & Governance Committee periodically reviews directors’ compensation and recommends changes as appropriate. Annual director compensation is paid as of the date of the annual meeting of stockholders, however, if any director joins the LSC Board on a date other than the date of the annual meeting, a pro-rata portion of each of the applicable cash retainer and equity retainer from the date joined to the next annual meeting date will be granted. RSU awards granted to directors on the RRD Board who became directors of LSC were adjusted and converted to RSUs of LSC. Such RSUs are subject to the same terms and conditions (including with respect to vesting and deferral elections) as applicable to the corresponding RRD award immediately prior to the Separation.

LSC’s directors are subject to stock ownership guidelines.

CASH RETAINER

The annual base cash retainer is equal to $90,000, and a director may also receive, as applicable, the following additional cash retainer amounts:

Lead Director	$62,500
Chairman of the Audit Committee	$25,000
Chairman of the Human Resources Committee	$25,000
Chairman of the Corporate Responsibility & Governance Committee	$20,000

EQUITY RETAINER

The annual equity retainer is paid in the form of a grant of RSUs with a fair market value of $135,000. Our Lead Director receives an additional equity retainer with a fair market value of $62,500. Fair market value is defined as the closing price of LSC’s common stock on the date of grant. Under the terms of the grant agreements, each RSU will vest and be payable in full in the form of common stock on the first anniversary of the grant date with the opportunity to defer vesting of any award until termination of service on the Board. The RSUs will also vest and be payable in full on the earlier of the date a director ceases to be a director and a Change in Control (as defined in the LSC PIP). Dividend equivalents on the RSUs will be deferred and credited with interest quarterly (at the same rate as five-year U.S. government bonds) and paid out in cash at the same time the corresponding portion of the RSU award vests.

2017 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Directors who are our employees receive no additional fees for service as a director. Non-employee directors receive compensation as described above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
M. Shân Atkins	90,000	135,000	55		225,055
Margaret A. Breya	90,000	135,000	55		225,055
Judith H. Hamilton	172,500	197,500	12,207	(3)	382,207
Francis J. Jules	115,000	135,000	55		250,055
Thomas F. O’Toole	90,000	135,000	55		225,055
Richard K. Palmer	115,000	135,000	1,611		251,611
Douglas W. Stotlar	90,000	135,000	55		225,055
Shivan S. Subramaniam	90,000	135,000	55		225,055

1

The amounts shown in this column constitute RSUs granted under the LSC PIP awarded as payment of non-employee director equity retainer as set forth above under Director Compensation — Equity Retainer. Grant date fair value with respect to the RSUs is determined in accordance with ASC Topic 718. See Note 16 to the Consolidated and Combined Financial Statements included in the LSC Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in

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DIRECTOR COMPENSATION

calculating the fair value pursuant to ASC Topic 718. As of December 31, 2017, each director had outstanding the following aggregate number of RSUs: Ms. Atkins, 6,206; Ms. Breya, 6,206; Mr. Jules, 6,206; Mr. O’Toole, 6,206; Mr. Stotlar, 6,206; and Mr. Subramaniam, 6,206. Ms. Hamilton holds 27,067 RSUs and Mr. Palmer holds 30,180 RSUs.

2	Includes interest accrued on dividend equivalents on RSUs credited to each directors’ account.

3	Includes $6,486 of dividends on phantom shares under the Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares. As of December 31, 2017, Ms. Hamilton had outstanding 6,715 phantom shares, with an additional 335 phantom shares credited from accrued dividends, all of which are fully vested.

48      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP BETWEEN RRD AND US

Since the Separation, we and RRD have operated separately, each as an independent, publicly traded company. In connection with the Separation, RRD retained an approximately 19.25% common stock ownership interest in us until March 28, 2017. On that date, RRD completed an offering of its LSC shares, and RRD ceased to be a “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC). When RRD was a related person, agreements existed between RRD and us for purposes of governing our ongoing relationships after the Separation and to provide for an orderly transition. These agreements, described in this section, were entered into by us and RRD prior to the Separation. All of the following summaries of the agreements are qualified in their entirety by reference to the agreements that were filed prior to the Distribution.

SEPARATION AGREEMENTS

Separation and Distribution Agreement

On September 14, 2016, we entered into a Separation and Distribution Agreement with RRD and Donnelley Financial (the “Separation and Distribution Agreement”) which set forth our agreements with RRD and Donnelley Financial regarding the principal transactions necessary to separate us from RRD.

The Separation and Distributions

The Separation and Distribution Agreement provided for assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us, Donnelley Financial and RRD as part of the Separation of RRD into three companies. The Separation and Distribution Agreement also provided for certain actions to occur at or prior to the Distribution and the distribution of Donnelley Financial common stock. The Separation and Distribution Agreement also governed the distribution of 80.75% of the outstanding shares of our common stock and 80.75% of the outstanding shares of Donnelley Financial common stock.

Certain Covenants

The Separation and Distribution Agreement also continues to govern the solicitation or hiring of RRD, LSC or Donnelley Financial employees from each other, the use of corporate names and cooperation and assistance between the parties.

Employee Matters

The employee matters section of the Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Separation. The section governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company, including the treatment of certain outstanding long-term incentive awards, existing deferred compensation obligations, pension and retirement plans and certain health, welfare and other benefits obligations. The Separation and Distribution Agreement also provided that outstanding RRD share options, restricted stock unit, PSU and director stock unit awards were adjusted equitably in connection with the Distribution.

Releases and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party releases and forever discharges each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred, or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables. In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of RRD’s business and Donnelley Financial’s business with RRD and Donnelley Financial, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement, and any breach by such party of the Separation and Distribution Agreement.

Further Assurances

Each of the parties agrees to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

Legal Matters

Each party to the Separation and Distribution Agreement assumes the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

Dispute Resolution

In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within 45 days, then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner, the dispute will be resolved through binding arbitration. Except in the case of fraud or willful misconduct, the indemnity remedies provided in the Separation and Distribution Agreement shall be the exclusive remedy for any monetary damages, although the parties will be able to seek specific performance of the Separation and Distribution Agreement in a judicial proceeding.

Insurance

The Separation and Distribution Agreement provides for the rights of the parties to report claims under existing insurance policies written by non-affiliates of RRD for occurrences prior to the Separation and set forth procedures for the administration of insured claims. In addition, the agreement allocates among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies.

Other Matters Governed by the Separation and Distribution Agreement

The Separation and Distribution Agreement also provides for management of contingent assets and contingent liabilities.

Tax Disaffiliation Agreement

On September 14, 2016, we entered into a Tax Disaffiliation Agreement with RRD (the “Tax Disaffiliation Agreement”) that governs RRD’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Following the Distribution, we generally do not join with RRD in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, RRD is generally responsible for all of our U.S. federal, state, local and other applicable income taxes reflected on a consolidated, combined or unitary return that include RRD or one of its subsidiaries (viewed after the Distribution Date). We are generally responsible for all taxes that are attributable to us or one of our subsidiaries that are not referred to in the preceding sentence.

Finally, the Tax Disaffiliation Agreement requires that neither we nor any of our subsidiaries take any action that (or fail to take any action the omission of which) would be inconsistent with the Distribution qualifying as or that would preclude the Distribution from qualifying as a transaction that is generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes. Additionally, for the two-year period following the Distribution, we may not engage in certain activities that may jeopardize the tax-free treatment of the Distribution to RRD and its stockholders, unless we receive RRD’s consent or otherwise obtain a ruling from the Internal Revenue Service (the “IRS”) or a legal opinion, in either case reasonably satisfactory to RRD, that the activity will not alter the tax-free status of the Distribution to RRD and its stockholders. Such restricted activities include:

+	taking any action that would result in our ceasing to be engaged in the active conduct of our business, with the result that we are not engaged in the active conduct of a trade or business within the meaning of certain provisions of the Code;

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

+	redeeming or otherwise repurchasing any of our outstanding stock, other than through certain stock purchases of widely held stock on the open market;

+	amending our Certificate of Incorporation (or other organizational documents) in a manner that would affect the relative voting rights of separate classes of our capital stock, or that would convert one class of our capital stock into another class of our capital stock;

+	liquidating or partially liquidating;

+	merging with any other corporation (other than in a transaction that does not affect the relative stockholding of our stockholders), selling or otherwise disposing of (other than in the ordinary course of business) our assets, or taking any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more our asset value; and

+	taking any other action or actions that in the aggregate would have the effect that one or more persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, capital stock of ours possessing (i) at least 50% of the total combined voting power of all classes of stock or equity interests of ours entitled to vote, or (ii) at least 50% of the total value of shares of all classes of stock or of the total value of all equity interests of ours, other than an acquisition of our shares in the Distribution solely by reason of holding RRD common stock (but not including such an acquisition if such RRD common stock, before such acquisition, was itself acquired as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares of our stock meeting the voting and value threshold tests listed previously in this bullet).

Moreover, we must indemnify RRD and its subsidiaries, officers and directors for any taxes of RRD arising from a final determination that the Distribution failed to be generally tax-free to RRD and the holders of RRD common stock for U.S. federal income tax purposes, if such taxes result from a violation of the restrictions set forth above.

Intellectual Property-Related Agreements

Patent Assignment and License Agreement

We entered into a Patent Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the patents that we and RRD use in conducting our businesses.

This agreement assigned certain patents and patent applications to us. We and RRD granted licenses to one another to use certain patents in connection with our respective businesses. The licenses are generally perpetual and royalty-free. In certain circumstances, we and RRD have a limited right to grant non-exclusive sub-licenses or assign the agreement to certain third parties but otherwise the agreement contains sub-licensing and assignment restrictions.

Trademark Assignment and License Agreement

We entered into a Trademark Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the trademarks that we and RRD use in conducting our businesses.

This agreement assigned certain trademarks and trademark applications to us. We and RRD granted licenses to one another to use certain trademarks in connection with our respective businesses. Some of the licenses are perpetual, and others are for a limited duration to allow us to transition out of the use of the trademarks in a commercially reasonable manner, in each case subject to certain termination triggers. The licenses to the trademarks are generally royalty-free.

This agreement includes quality control provisions governing the trademarks that each party licenses to the other. In addition, the agreement contains restrictions on us with respect to filing trademark applications that are identical or confusingly similar to any trademark owned by RRD.

In certain circumstances, we and RRD have a limited right to grant non-exclusive sub-licenses or assign the agreement to certain third parties, but otherwise the agreement contains sub-licensing and assignment restrictions.

Data Assignment and License Agreement

We entered into a Data Assignment and License Agreement with RRD that provides for ownership, licensing and other arrangements regarding the data that we and RRD use in conducting our businesses.

This agreement assigned to us sole ownership rights with respect to certain existing data, and joint ownership rights with respect to certain other existing data. We granted licenses to RRD to use, for certain purposes, certain data rights that RRD assigned to us. The licenses are generally perpetual and royalty-free. In certain circumstances, RRD has a limited right to

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

grant non-exclusive sub-licenses to certain third parties, but otherwise the agreement contains sub-licensing and assignment restrictions. We and RRD also agree not to disclose confidential data to third parties except in specific circumstances.

Software, Copyright and Trade Secret Assignment and License Agreement

We entered into a Software, Copyright and Trade Secret Assignment and License Agreement with RRD that provides for licensing and other arrangements regarding the ownership of certain copyrights that we use in our business, the trade secrets that we and RRD use in conducting our businesses, and for ownership, licensing and other arrangements regarding certain software that we and RRD use in conducting our businesses.

This agreement assigned rights with respect to certain copyrights and software to us. We and RRD granted licenses to one another to use certain software and trade secrets in connection with our respective businesses. The licenses are generally perpetual and royalty-free. In certain circumstances, we and RRD have a limited right to grant nonexclusive sub-licenses to certain third parties, but otherwise the agreement contains sublicensing and assignment restrictions. We and RRD also agree not to disclose each other’s trade secrets to third parties except in specific circumstances.

Transition Services Agreements

We entered into agreements relating to transition services with RRD under which, in exchange for the fees specified in such agreements, RRD agrees to provide certain services to us, and we agree to provide certain services to RRD, including, but not limited to, such areas as tax, IT, treasury, internal audit, human resources, accounting, purchasing, communications, security and compensation and benefits. LSC and RRD, as parties receiving services under the agreements, agreed to indemnify the party providing services for losses (including reasonably foreseeable consequential damages, but excluding special, consequential, indirect, punitive damages, other than special, consequential, indirect, punitive damages awarded to any third party against an indemnified party) incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or bad faith. Similarly, each party providing services under the agreement agreed to indemnify the party receiving services for losses incurred by such party where such losses result from gross negligence, willful misconduct or bad faith of the party providing such services. The terms for each transition service are set forth in the applicable transition services agreement, but do not exceed 24 months from the date of the Separation.

Other Arrangements and Agreements with RRD

We have also entered into a number of commercial and other arrangements with RRD and its subsidiaries. These include, among other things, arrangements for the provision of services, including logistics and premedia services, and access to technology. In addition, following the Separation, LSC continues to provide sales support services to RRD’s Asia and Mexico print and graphics management businesses in order to facilitate the importing of books and related manipulatives to the U.S. RRD also provides us certain global outsourcing, technical support and other services. The terms of such commercial arrangements are 15-24 months from the date of the Separation, depending on the services, except for certain “runoff” work involving existing customer contracts, which will run for the terms of such underlying customer contracts. We and RRD are providing each other with standard commercial indemnification.

CERTAIN RELATIONSHIPS AND POTENTIAL CONFLICTS OF INTEREST; RELATED PARTY TRANSACTION APPROVAL POLICY

The Company has a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the Corporate Responsibility & Governance Committee or (ii) if the Corporate Responsibility & Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board, such disinterested members of the Board by a majority vote. Related persons include any of our directors, certain executive officers, certain of our stockholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the Corporate Responsibility & Governance Committee or such disinterested members of the Board, as applicable, may consider all factors that they deem relevant to

52      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, on an ongoing basis, each executive officer of the Company is required to advise the Chairman of the Corporate Responsibility & Governance Committee of any related person transaction of which he or she becomes aware.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2017, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met in a timely manner.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2017, as well as management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting, the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee

Richard K. Palmer, Chairman

Margaret A. Breya

Douglas W. Stotlar

Shivan S. Subramaniam

54      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES

Audit Fees — Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the year ended December 31, 2017. Total fees paid to Deloitte for audit services rendered during in 2017 were $3.1 million.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2017 were $0.6 million, primarily related to attestation reports for services that the Company provides to customers as well as for services rendered by Deloitte in connection with acquisition diligence services.

Tax Fees — No fees were paid to Deloitte for tax services during 2017.

All Other Fees — No other fees were paid to Deloitte for any other services rendered during 2017.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed the thresholds established by the pre-approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

SUBMITTING STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING

All suggestions from stockholders are given careful attention. Proposals intended for inclusion in next year’s proxy statement pursuant to Exchange Act Rule 14a-8 should be sent to: Secretary, LSC Communications, Inc., 191 N. Wacker Drive, Suite 1400, Chicago, Illinois 60606 and must be received by December 11, 2018.

Under LSC’s By-laws, notice of any other stockholder proposal or the nomination of a candidate for election as a director to be made at the 2019 Annual Meeting of Stockholders and not submitted for inclusion in next year’s proxy statement pursuant to Exchange Act Rule 14a-8 must be delivered to the Secretary, LSC Communications, Inc., 191 N. Wacker Drive, Suite 1400, Chicago, Illinois 60606 not less than 90 nor more than 120 days prior to May 17, 2019 (i.e., January 17 to February 16, 2019), unless the 2019 Annual Meeting of Stockholders is not scheduled to be held on a date between April 18, 2019 and June 17, 2019, in which case notice must be received by the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. The notice must include all of the information required by LSC’s By-laws.

2018 Proxy Statement | LSC COMMUNICATIONS, INC.      55

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

The Company’s management does not currently intend to bring any proposals to the 2018 Annual Meeting of Stockholders other than the election of directors, the advisory vote to approve executive compensation and ratification of the auditors and does not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Suzanne S. Bettman, Secretary

Chicago, Illinois

April 10, 2018

56      LSC COMMUNICATIONS, INC. | 2018 Proxy Statement

www.lsccom.com

Copyright © 2018 LSC Communications, Inc.

All rights reserved.

001CSN31C0

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2018 (except as otherwise set forth in this Proxy).

Vote by Internet
• Go to www.investorvote.com/LKSD
OR
• Scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors	— The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Thomas J. Quinlan III	☐	☐	☐	02 - M. Shân Atkins	☐	☐	☐	03 - Margaret A. Breya	☐	☐	☐

	04 - Thomas F. O’Toole	☐	☐	☐	05 - Douglas W. Stotlar	☐	☐	☐	06 - Shivan S. Subramaniam	☐	☐	☐

B	Proposals	— The Board of Directors recommends a vote FOR Proposal 2 and FOR Proposal 3.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐	3.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

⬛	1 U P X	+

        02SMDC

Admission Ticket

LSC Communications, Inc.

2018 Annual Meeting of Stockholders

Thursday, May 17, 2018 at 10:00 a.m. (Central Time)

191 N. Wacker Drive

10th Floor Conference Center

Chicago, Illinois 60606

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits the named stockholder(s). Photocopies will not be accepted.

You may be asked for identification at the time of admission.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LSC Communications, Inc.	+

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 17, 2018

The undersigned hereby appoints Andrew B. Coxhead and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of LSC Communications, Inc. to be held on May 17, 2018, at 10:00 a.m., Central Time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas J. Quinlan III, (02) M. Shân Atkins, (03) Margaret A. Breya, (04) Thomas F. O’Toole, (05) Douglas W. Stotlar and (06) Shivan S. Subramaniam.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the listed nominees, FOR Proposal 2 and FOR Proposal 3. Discretion will be used with respect to such other matters as may properly come before the meeting or any adjournment thereof.

Your vote is important! Please sign and date and return promptly in the enclosed postage-paid envelope.

D	Authorized Signatures — This section must be completed for your vote to be counted — date and sign below
Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by an authorized person(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD.	+